As filed with the Securities and Exchange Commission on March 8, 2005

Registration No. 333-120536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to
Form S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

RPM International Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2851	02-0642224
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 777

2628 Pearl Road
Medina, Ohio 44258
(330) 273-5090
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copy To:
P. Kelly Tompkins, Esq. Senior Vice President, General Counsel and Secretary RPM International Inc. P.O. Box 777 2628 Pearl Road Medina, Ohio 44258 (330) 273-5090	Edward W. Moore, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688 (216) 622-8200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
SUMMARY
Recent Developments
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
DESCRIPTION OF NOTES
DESCRIPTION OF OUR OTHER INDEBTEDNESS
THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
INDEPENDENT ACCOUNTANTS
EX-5.1 Opinion of Calfee, Halter & Griswold LLP
EX-5.1 Opinion of Shearman & Sterling LLP
EX-23.2.1 Consent of Ciulla, Smith & Dale LLP
EX-23.2.2 Consent of Ciulla, Smith & Dale LLP

SUBJECT TO COMPLETION DATED MARCH 8, 2005

PROSPECTUS

$200,000,000

Offer to Exchange

4.45% Senior Notes due 2009

For Any and All Outstanding
4.45% Senior Notes due 2009

The Offering:

     We are offering to exchange all of our outstanding 4.45% Senior Notes due 2009, or the “initial notes,” for new 4.45% Senior Notes due 2009, or the “exchange notes.” The terms of the exchange notes are identical in all material respects to the terms of the initial notes, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

     The exchange offer will expire at 5:00 p.m., New York time, on                     , 2005 (the 21st business day following the date of this prospectus), unless we extend the exchange offer in our sole and absolute discretion.

     To exchange your initial notes for exchange notes:

•	You are required to make the representations described on page 80 to us.

•	The exchange agent, The Bank of New York, must receive your completed letter of transmittal that accompanies this prospectus by 5:00 p.m., New York time on , 2005.

•	You should read the section called “The Exchange Offer” for further information on how to exchange your initial notes for exchange notes.

Investing in the exchange notes involves risks similar to those associated with the initial notes. See “Risk Factors” beginning on page 14.

     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

       This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. Requests should be made to: RPM International Inc., P.O. Box 777, 2628 Pearl Road, Medina, Ohio 44258, telephone: (330) 273-5090, attention: Corporate Secretary.

       To obtain timely delivery of this information, you must request the information no later than                     , 2005, which is five business days before the expiration date of the exchange offer.

i

       You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since such dates.

       This prospectus is based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

       We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

       References in this prospectus to “RPM,” “we,” “us” and “our” refer to RPM International Inc., a holding company incorporated in Delaware, and its subsidiaries, unless the context otherwise requires. References in this prospectus to our common stock include the rights related to our common stock pursuant to our stockholder rights plan.

       This prospectus contains references to certain brand names or trademarks owned by our subsidiary corporations, including: ‘33’, Advanced Siding and Window Sealant, Alex Plus, American Accents, Automotive Stops Rust, B-I-N, Bondex, Bondo, Bulls Eye 1-2-3, CCI, Carboline, Chemical Coatings, Chemspec, Combi Color, Cover-Stain, Crackshot, DAP, Day-Glo, DIF, Drydex, Dryvit, DYmeric, Easy Solutions, Epoxy Shield, Euco, Fibergrate, Flecto, Hard Hat, Industrial Choice, Kop-Coat, Kwik Seal Plus with Microban, Labor Saver, Mantrose-Haeuser, Mathys, Modern Masters, Mohawk, Mono, Nature Seal, Noxyde, Nullifire, Painter’s Touch, Papertiger, Pettit, Perma White, Phenoseal, Plasite, Plastic Wood, Professional, Republic, Road Warrior, Rust-Oleum, Sealcoat, Shieldz, SideWinder, Sierra Performance, Specialty, Stonblend RTZ, Stonhard, Stops Rust, Testors, TCI, Thibaut, Tremclad, Tremco, Tuff-n-Dri, Varathane, Vulkem, Walworks, Watchdog Waterproofing, Watco, Watertite, Weatherproofing Technologies, Weldwood, Westfield Coatings, Woolsey, Z-Spar and Zinsser. All other trademarks or tradenames referred to in this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus (including the information incorporated by reference) contains forward-looking statements. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	general economic conditions;

•	the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;

•	continued growth in demand for our products;

•	legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters;

•	the effect of changes in interest rates;

•	the effect of fluctuations in currency exchange rates upon our foreign operations;

•	the effect of non-currency risks in investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

•	risks and uncertainties associated with our ongoing acquisition and divestiture activities;

•	risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims; and

•	other factors referenced in this prospectus, including those set forth under the caption “Risk Factors.”

       We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors.” We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

       You should carefully read this prospectus and the documents incorporated by reference in their entirety. They contain information that you should consider when making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

       We are required to comply with the reporting requirements of the Exchange Act of 1934 (the “Exchange Act”), and, in accordance with those requirements, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. In addition, the SEC maintains a website (www.sec.gov) that contains the reports, proxy statements and other information that we have filed. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

       We “incorporate by reference” into this prospectus the information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the information in the documents listed below and in any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than information furnished in any Current Report on Form 8-K pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K after the date of this prospectus and prior to the termination of this offering:

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2004;

•	our Proxy Statement pursuant to Section 14(a) of the Exchange Act, filed August 30, 2004;

•	our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2004 and November 30, 2004; and

•	our Current Reports on Form 8-K, filed on September 30, 2004 and November 24, 2004.

       You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with additional information.

       Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

       The information incorporated by reference into this prospectus is available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Secretary

RPM International Inc.
P.O. Box 777
2628 Pearl Road
Medina, Ohio 44258
(330) 273-5090

       Except as provided above, no other information, including information on our website, is incorporated by reference into this prospectus.

SUMMARY

       The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus as well as the information incorporated by reference before making an investment decision.

RPM International Inc.

       We are a leading manufacturer and marketer of high quality specialty paints, protective coatings and roofing systems, sealants and adhesives, focusing on the maintenance and improvement needs of both the industrial and consumer markets.

       Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. Our portfolio of businesses is organized into two segments: industrial and consumer. Our industrial segment constituted approximately 55% and 57%, respectively, of net sales for the fiscal year ended May 31, 2004 and the six-month period ended November 30, 2004, and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. Our consumer segment constituted approximately 45% and 43%, respectively, of net sales for the fiscal year ended May 31, 2004 and the six-month period ended November 30, 2004, and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products. For the fiscal year ended May 31, 2004 and the six months ended November 30, 2004, we recorded net sales of approximately $2.308 billion and $1.285 billion, respectively.

Industrial Segment

       Our industrial segment products are sold throughout North America and account for most of our sales in Europe, South America, Asia, South Africa, Australia and the Middle East. Our industrial segment generated approximately $1.273 billion and $730.4 million in net sales for the fiscal year ended May 31, 2004 and the six months ended November 30, 2004, respectively, and is comprised of the following major product lines:

•	sealants and institutional roofing systems used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and DYmeric brand names;

•	high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces marketed under the Stonhard brand name including flooring systems marketed under the Stonblend RTZ brand name;

•	high-performance, heavy-duty corrosion control coatings and structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications under the Carboline, Nullifire and Plasite brand names;

•	exterior insulating finishing systems, including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name; and

•	a variety of products for specialized applications, including:

•	powder coatings for exterior and interior applications marketed under the TCI brand name;

•	fluorescent colorants and pigments marketed under the Day-Glo brand name;

•	concrete and masonry additives marketed under the Euco brand name;

•	commercial carpet and floor cleaning solutions marketed under the Chemspec brand name;

•	wood and lumber treatments marketed under the Kop-Coat brand name; and

•	pleasure marine coatings marketed under the Pettit, Woolsey and Z-Spar brand names.

Consumer Segment

       The consumer segment manufactures and markets professional and do-it-yourself (“DIY”) products for home maintenance and improvement, automotive and boat repair and maintenance, and hobby and leisure applications. Our consumer segment generated approximately $1.035 billion and $554.6 million in net sales for the fiscal year ended May 31, 2004 and the six months ended November 30, 2004, respectively, and is comprised of the following major product lines:

•	a broad line of coating products sold under various Rust-Oleum brands to protect and beautify metal, wood and concrete surfaces for the DIY and professional markets;

•	a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products;

•	a broad line of specialty paint primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3, Cover-Stain and Sealcoat brand names, as well as wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz; and

•	an assortment of other products, including:

•	autobody aftermarket paints and repair products marketed under the Bondo brand name;

•	hobby paints and cements marketed under the Testors brand name;

•	wood furniture finishes and touch-up products marketed under the CCI, Mohawk, Chemical Coatings and Westfield Coatings brand names;

•	deck and fence restoration products marketed under the Wolman brand name;

•	high-end wallcoverings and fabrics marketed under the Thibaut brand name;

•	metallic and faux finish coatings under the Modern Masters brand name;

•	shellac-based specialty coatings for industrial uses, edible glazes and food coatings by Mantrose-Haeuser; and

•	Nature Seal brand coatings that preserve sliced fruit and vegetables.

Our Competitive Strengths

       We believe that our competitive strengths in the industries in which we compete are as follows:

•	Global Leader in Markets Served. We maintain a leading market position in many of the markets we serve.

•	Balanced Portfolio of Leading Brand Names. Our balanced product portfolio contains some of the most well-recognized brands in the industrial and consumer markets in which we compete. Our leading brands include Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser.

•	Value-Added Customer-Oriented Solutions. Our operating companies have developed specialized sales, marketing and technical service organizations that maintain close relationships with our customers to provide unique solutions to their needs. We have not only worked to build a reputation for customer responsiveness, but have also promoted product and brand development.

•	Entrepreneurial Culture and Strong Management Team. Since our founding in 1947, we have operated under a basic business philosophy — “hire the best people you can find, create an atmosphere that will keep them, and then let them do their jobs.” We have sustained a culture that balances an entrepreneurial spirit with disciplined corporate oversight. Most of the members of our operating management team have joined us as a result of significant acquisitions and were either founders or second-generation family members of the founders of these acquired businesses. Our decentralized structure and incentive-based compensation philosophy have contributed to our growth for over 50 years.

Our Business Strategy

       We believe that our success is driven by our balanced portfolio of businesses, our strong management team and our entrepreneurial culture. As part of our growth strategy, we have pursued, and intend to continue pursuing, acquisitions of complementary businesses or products and joint ventures. We intend to build upon our history of strong financial performance and operational success through: organic growth through new product introductions and market expansion; acquisitions of entrepreneurial, synergistic and strategic businesses and product lines; and ongoing margin improvement initiatives. Key elements of our business strategy include the following:

•	Focus on Driving Base Business Growth. We manage our operations for growth on a decentralized basis to provide our operating units the flexibility to perform in an entrepreneurial environment, build specific brand identity and provide focused service capabilities in order to respond quickly in the markets they serve.

•	Well-Recognized Industry Consolidator. We are a leading industry consolidator and operate as a holding company for the businesses we acquire.

•	Enhance Profitability Through Operational Improvements. We pursue initiatives to enhance profitability by lowering our operating costs through focused corporate leadership and operating company support.

Our Uncertainties

       The competitive strengths that we maintain, the implementation of our growth strategy and our future operating results and financial condition are subject to a number of risks and uncertainties. The factors that could adversely affect our actual results and performance, as well as the successful implementation of our growth strategy, are discussed under “Risk Factors” beginning on page 14, and include, among other things:

•	Our Highly Competitive Industries and Our Competitors — Increased competition in our fragmented industries could reduce our market share or result in reduced gross margins. Increased competition from our competitors who have greater financial resources could also adversely affect our results of operations;

•	Asbestos-Related Personal Injury Lawsuits — We face uncertainties related to asbestos-related claims against certain of our subsidiaries. Resolution of existing and future claims may have a material and adverse effect on our future consolidated financial condition and results of operation;

•	Chemical and Construction Products Industries — As a participant in the chemical and construction products industry, we are subject to an inherent risk of claims and other litigation-related costs in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury and/or property damage;

•	Dependence on Large Customers — Some of our operating companies face a substantial amount of customer concentration. Changes in our business relationships with our key customers could harm our operating results and business;

•	Cyclical Industries — Many of our customers operate in cyclical industries and are sensitive to changes in general economic conditions. As a result, downward economic cycles may reduce sales of our products thereby reducing our revenues and net earnings;

•	Acquisitions and Integration — Part of our growth strategy depends on our ability to identify, negotiate and complete suitable acquisitions and successfully integrate those acquisitions. Our acquisition strategy with respect to some companies or product lines could fail or result in unanticipated costs, any of which could hinder our growth or adversely impact our results of operations;

•	Indebtedness — Our significant amount of indebtedness may require us to dedicate a material portion of our cash flow from operations to make related payments which may restrict our operations, may limit our flexibility to adjust to changing business and market conditions or to make acquisitions, or could result in a downgrading of our credit rating which would increase our borrowing costs;

•	Foreign Markets — Our international operations could be adversely affected by changes in political and economic conditions, trade protection measures, restrictions on repatriation of earnings, intellectual property rights, regulatory requirements and exchange rates;

•	Raw Materials — The prices and availability of the raw materials needed to manufacture our products could fluctuate. If we are unable to pass price increases on to our customers, our profit margins could be reduced;

•	Brand Value — An actual or perceived loss in the value of our brands could limit or reduce the demand for our products; and

•	Environmental Laws — Environmental laws and regulations could subject us to significant future expenditures or liabilities, which could adversely impact our business.

Recent Developments

       On January 6, 2005, we announced our decision to increase our reserve for asbestos-related liabilities involving certain of our subsidiaries by taking a $47.0 million pre-tax asbestos charge for the quarter ended November 30, 2004. $32.0 million of the $47.0 million reserve adjustment will be allocated to anticipated higher defense costs. This reserve adjustment will put our total reserves at approximately $103.0 million. As previously disclosed, we have regularly evaluated the adequacy of our asbestos liability reserves, and had discussed our intention to adjust these reserves when appropriate. We increased our reserves during the second quarter as a result of our recent evaluation of pending and known claims and a recent trend of significantly increased defense costs, which is expected to continue based on a more aggressive defense strategy, and the manner in which we intend to address new claims. We will continue our practice of evaluating our liability reserve position every quarter for existing claims and any new claims received, in light of actual claims experience, the impact of state law changes and the still-evolving nature of federal legislative efforts. As we review our asbestos reserve each quarter, we will make appropriate adjustments to the reserve based on our most recent experience to ensure that it is sufficient to cover the anticipated settlement and defense costs associated with our then pending, known claims. For further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained or incorporated by reference in this prospectus and Note F (Asbestos-Related Liabilities) in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2004, incorporated in this prospectus by reference.

      Our principal executive offices are at 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258, and our telephone number is (330) 273-5090. Our website address is www.rpminc.com. Information on our website does not constitute part of this prospectus.

The Exchange Offer

Notes Offered	We are offering to exchange up to $200,000,000 of our 4.45% Senior Notes due October 15, 2009. The terms of the exchange notes are identical in all material respects to the terms of the initial notes, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes.

The Exchange Offer	We are offering to issue the exchange notes in exchange for a like principal amount of your initial notes. We are offering to issue the exchange notes to satisfy our obligations contained in the registration rights agreement entered into when the initial notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering your initial notes, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m. New York City time on , unless it is extended. If you decide to exchange your initial notes for exchange notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the exchange notes. If you decide to tender your initial notes in the exchange offer, you may withdraw them any time prior to , . If we decide for any reason not to accept any initial notes for exchange, your initial notes will be returned to you promptly after the exchange offer expires.

Conditions of the Exchange Offer	The exchange offer is subject to the following customary conditions, which we may waive:

• the exchange offer, or the making of any exchange by a holder of initial notes, will not violate any applicable law or interpretation by the staff of the SEC;

• no action may be pending or threatened in any court or before any governmental agency with respect to the exchange offer that may impair our ability to proceed with the exchange offer; and

• no stop order may be threatened or in effect with respect to the exchange offer or the qualification of the indenture under the Trust Indenture Act.

Material U.S. Federal Income Tax Considerations	Your exchange of initial notes for exchange notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offer.

Failure to Tender Your Initial Notes	If you fail to tender your initial notes in the exchange offer, you will not have any further rights under the registration rights agreement. Because the initial notes are not registered under the Securities Act, the initial notes and exchange notes will not be interchangeable. Consequently, if you fail to tender your initial notes in the exchange offer, you will not be able to trade your initial notes with the exchange notes we issue. If most of the initial notes are tendered in the exchange offer, holders of notes that have not been exchanged will likely have little trading liquidity.

Consequences of Exchanging Your Initial Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• are not an “affiliate” of RPM as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for initial notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any exchange notes issued in the exchange offer as described in more detail under “Plan of Distribution.”

Risk Factors	An investment in the notes is subject to certain risks. Risks related to the exchange offer and exchange notes include the following:

• if all of our outstanding indebtedness became accelerated, it is unlikely that we would be able to repay all of our indebtedness simultaneously;

• holders of initial notes who do not participate in the exchange offer could experience significant diminution in value compared to the value of the exchange notes;

• the exchange notes are effectively subordinated to the rights of our existing and future secured creditors and any existing and future liabilities of our subsidiaries;

• if we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to make payments on the notes; and

• an active trading market for the exchange notes may not develop.

See “Summary — Our Uncertainties” on page 3 and “Risk Factors” beginning on page 14 of this prospectus and the other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes.

Accounting Treatment	The exchange notes will be recorded in our accounting records at the same carrying value as the initial notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

The Exchange Notes

       The terms of the exchange notes and the initial notes are identical in all material respects, except that the exchange notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the initial notes do not apply to the exchange notes. The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the exchange notes, please refer to the section in this prospectus entitled “Description of Notes.” You should read the entire prospectus, including the financial data and related notes included or incorporated by reference in this prospectus, before making an investment decision.

Issuer	RPM International Inc.

Notes offered	$200,000,000 aggregate principal amount of 4.45% Senior Notes due 2009.

Maturity Date	October 15, 2009.

Interest Payment Dates	4.45% per year on the principal amount, payable semiannually on April 15 and October 15, beginning April 15, 2005.

Ranking	The notes will be senior unsecured obligations of RPM International Inc. and will rank equal in right of payment to its existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of RPM International Inc.’s existing and future secured indebtedness to the extent of the assets securing that indebtedness.

In addition, we are structured as a holding company and we conduct all of our business operations through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, which are distinct legal entities that will have no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

As of November 30, 2004, we had approximately $842.1 million of total consolidated indebtedness. Of this amount, $0.1 million of secured indebtedness and approximately $4.4 million of subsidiary indebtedness are effectively senior to the notes.

Optional Redemption	We may redeem all or part of the notes, at any time and from time to time, at our option at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the make-whole amount for the notes being redeemed, plus, in each case, accrued interest on such notes, if any, to but excluding the redemption date. See “Description of Notes — Optional Redemption.”

Sinking Fund	None.

Certain Covenants	We will issue the notes under an indenture that, among other things, limits our ability and the ability of our subsidiaries to:

• incur certain liens; and

• engage in sale-leaseback transactions.

Consolidation, Merger or Sale of Assets	The indenture provides that we may not consolidate or merge with, or sell all or substantially all of our assets, to another entity unless:

• either we are the continuing corporation, or any successor is a U.S. entity and expressly assumes our obligations under the exchange notes;

• immediately after giving effect to the transaction, no default, event of default or event that would become an event of default will have occurred and be continuing; and

• we have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction and supplemental indenture, if required, comply with the indenture and all conditions precedent provided in the indenture relating to the transaction have been satisfied.

These covenants are subject to important exceptions and qualifications, which are described in this prospectus under “Description of Notes — Certain Covenants.”

Absence of a Public Market	The exchange notes are a new issue of securities and there is currently no established public market for them. We currently have no intention to apply to list the exchange notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any market for the exchange notes.

Summary Consolidated Financial Data

       The summary consolidated financial data as of and for the fiscal years ended May 31, 2000, May 31, 2001, May 31, 2002, May 31, 2003 and May 31, 2004 shown below are derived from our audited consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. Our audited consolidated financial statements for the fiscal years ended May 31, 2002, May 31, 2003 and May 31, 2004 and the notes to those statements are incorporated by reference in this prospectus. The summary consolidated financial data as of and for the six-month period ended November 30, 2003 and November 30, 2004 shown below are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations and financial position of our company for the periods presented. Operating results for the six months ended November 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2005. Net sales and selling, general and administrative expenses for the fiscal year ended May 31, 2004 and all prior periods described below have been changed as a result of the reclassification of certain amounts paid for cooperative advertising that had previously been reflected in selling, general and administrative expenses. This reclassification represents only a movement of expense and therefore has no impact on our earnings or earnings per share. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

							Six Months Ended
	Fiscal Year Ended May 31,						November 30,

	2000		2001	2002	2003	2004	2003	2004

							(Unaudited)

	(In millions, except per share amounts and percentages)
Statement of Operations Data:
Net sales	$1,943.2		$1,985.0	$1,960.7	$2,053.5	$2,307.6	$1,162.6	$1,285.0
Cost of sales	1,079.0		1,106.4	1,079.7	1,134.2	1,276.4	638.0	719.4

Gross profit	864.2		878.6	881.0	919.3	1,031.2	524.6	565.6
Selling, general and administrative expenses(a)	688.6		711.9	686.4	704.7	784.6	383.1	404.5
Asbestos charge	0.0		0.0	0.0	140.0	0.0	0.0	47.0
Restructuring and asset impairment charge	52.0		0.0	0.0	0.0	0.0	0.0	0.0
Interest expense, net	51.8		65.2	40.5	26.7	29.0	13.0	16.9

Income before income taxes	71.8		101.5	154.1	47.9	217.6	128.5	97.2
Provision for income taxes	30.8		38.5	52.5	12.6	75.7	45.6	33.6

Net income	$41.0		$63.0	$101.6	$35.3	$141.9	$82.9	$63.6

Earnings per share (basic)	$0.38	(b)	$0.62	$0.97	$0.31	$1.23	$0.72	$0.55
Earnings per share (diluted)	0.38	(b)	0.62	0.97	0.30	1.22	0.71	0.54
Dividends per share	0.4850		0.4975	0.5000	0.5150	0.5500	0.2700	0.2900
Average number of shares of common stock outstanding:
Basic	107.2		102.2	104.4	115.3	115.8	115.6	116.4
Diluted	107.4		102.2	105.1	116.0	116.7	116.3	117.7
Other Data:
EBIT(c)	$183.5	(d)	$166.7	$194.6	$74.6 (e)	$246.6	$141.5	$114.1	(e)
EBITDA(c)	262.7	(d)	248.2	251.5	133.3 (e)	309.9	172.4	146.8	(e)
EBITDA margin	13.5%		12.5%	12.8%	6.5%	13.4%	14.8%	11.4%
Depreciation and amortization	$79.2		$81.5	$56.9	$58.7	$63.3	$30.9	$32.7
Cash flows from operating activities	101.7		73.5	191.9	164.9	153.2	74.8	99.6
Cash flows (used in) investing activities	(338.1)		(18.0)	(37.7)	(110.4)	(101.3)	(44.4)	(25.4)
Cash flows from (used in) financing activities	248.0		(62.8)	(136.0)	(45.9)	(64.1)	(32.6)	99.0
Capital expenditures	63.2		54.1	39.9	41.8	51.3	15.5	21.8

						Six Months Ended
	As of May 31,					November 30,

	2000	2001	2002	2003	2004	2003	2004

						(Unaudited)

	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$31.3	$23.9	$42.2	$50.7	$38.6	$48.5	$211.8
All other current assets, excluding cash and cash equivalents	753.8	795.5	801.6	877.4	956.1	882.0	945.6
Working capital	408.9	443.7	479.0	500.4	517.1	538.9	711.8
Property, plant and equipment, net	366.2	362.0	355.8	370.8	381.1	368.9	385.7
Total assets	2,099.2	2,078.5	2,078.8	2,247.2	2,353.1	2,261.2	2,539.0
Current and long-term debt	964.3	962.8	713.8	726.1	719.9	723.2	842.1
Stockholders’ equity	645.7	639.7	858.1	877.0	975.3	945.3	1,058.2

(a)	Selling, general and administrative expenses includes research and development and other operating expenses.

(b)	Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

(c)	EBIT is defined as earnings before interest and taxes, while EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since it omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. We evaluate our liquidity based on cash flows from operating, investing and financing activities, as defined by GAAP, but also look to EBITDA as a supplemental liquidity measure, because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, cash flows from operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use/provide cash (such as receivables, payables and inventories) as well as the sources/uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Since EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, since it also does not reflect the impact of debt service, cash dividends or capital expenditures, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBIT and EBITDA are key measures expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that these measures are critical to the capital markets’ analysis of (i) our segments’ core operating performance, and (ii) our ability to service debt, fund capital expenditures and otherwise meet cash needs, respectively. We also evaluate EBIT and EBITDA because it is clear that movements in these non-GAAP measures impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of these two measures in offering memoranda in conjunction with any debt underwriting or bank financing. The following table contains a reconciliation of EBIT and EBITDA to the respective GAAP measures:

						Six Months
						Ended
	Fiscal Year Ended May 31,					November 30,

	2000	2001	2002	2003	2004	2003	2004

	(In millions)					(Unaudited)
Income before income taxes	$71.8	$101.5	$154.1	$47.9	$217.6	$128.5	$97.2
Restructuring and asset impairment charges	52.0	—	—	—	—	—	—
Inventory write-down related to restructuring	7.9	—	—	—	—	—	—
Interest expense, net	51.8	65.2	40.5	26.7	29.0	13.0	16.9

EBIT	183.5	166.7	194.6	74.6	246.6	141.5	114.1
Depreciation and amortization	79.2	81.5	56.9	58.7	63.3	30.9	32.7

EBITDA	$262.7	$248.2	$251.5	$133.3	$309.9	$172.4	$146.8

Restructuring and asset impairment charges	(52.0)	—	—	—	—	—	—
Inventory write-down related to restructuring	(7.9)	—	—	—	—	—	—
Interest expense, net	(51.8)	(65.2)	(40.5)	(26.7)	(29.0)	(13.0)	(16.9)
Provision for income taxes	(30.8)	(38.5)	(52.5)	(12.6)	(75.7)	(45.6)	(33.6)
Items not affecting cash and other	(19.9)	(8.6)	(1.8)	(31.6)	25.2	8.4	23.5
Changes in operating assets and liabilities	1.4	(62.4)	35.2	102.5	(77.2)	(47.4)	(20.2)

Cash from operating activities	$101.7	$73.5	$191.9	$164.9	$153.2	$74.8	$99.6

(d)	Fiscal year 2000 EBIT and EBITDA exclude restructuring and asset impairment charges totaling $52.0 million and a related inventory write-down charge of $7.9 million included in cost of sales.

(e)	Fiscal year 2003 EBIT and EBITDA include an asbestos charge of $140.0 million and EBIT and EBITDA for the six months ended November 30, 2004 include an asbestos charge of $47.0 million.

RISK FACTORS

       You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, before investing in the exchange notes. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be harmed.

Risks Related to Our Business

The industries in which we operate are highly competitive and some of our competitors may be larger and may have greater financial resources than we do.

       The industries in which we operate are fragmented and we do not face competition from any one company across our product lines. Any increase in competition may cause us to lose market share or compel us to reduce prices to remain competitive, which could result in reduced gross margins. This may impair our ability to grow or even to maintain our current levels of revenues and earnings. Companies that operate in our industry include Carlisle, Degussa, GE Plastics, ICI, Masco, PPG, Rohm and Haas, Sika Finanz, Sherwin-Williams and Valspar. Several of these companies are larger than us and may have greater financial resources than we do. Increased competition with these companies could prevent the institution of price increases or could require price reductions or increased spending on research and development and marketing and sales, any of which could adversely affect our results of operations.

Certain of our subsidiaries, principally Bondex International, Inc., are defendants in numerous asbestos-related personal injury lawsuits. Resolution of existing and future asbestos-related lawsuits may have a material and adverse effect on our future consolidated financial condition, operating results and liquidity.

       Certain of our wholly owned subsidiaries, principally Bondex, along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. These suits principally allege personal injury resulting from exposure to products that contain asbestos.

       The number of asbestos-related suits against Bondex increased in the fourth fiscal quarter of 2002 and the first two fiscal quarters of 2003, influenced by the bankruptcy filings of numerous other defendants in asbestos-related litigation. The following table provides an overview of our asbestos-related bodily injury claims against Bondex on a fiscal year basis.

	Fiscal Year Ended May 31,

	2002	2003	2004

Claims filed	1,029	2,064	4,581
Claims resolved	396	1,846	670
Claims unresolved at end of period	1,784	2,002	5,913
Settlements (before any insurance coverage) (in millions)	$24.9	$54.4	$63.4

       As we previously reported, due to the significant increase in asbestos-related claims against Bondex and the inequitable impact of joint and several liability laws, our third party insurance was depleted during the first fiscal quarter of 2004. Prior to this sudden precipitous increase in claims and settlement loss rates, the combination of reserves and insurance coverage was expected to adequately cover our asbestos claims for the foreseeable future. We are contesting various of our third-party insurers’ claims of exhaustion.

       During the last seven months of fiscal 2003, new state liability laws were enacted in the states of Mississippi, Ohio and Texas where approximately 80% of the claims against Bondex were pending. The changes generally provide for liability to be determined on a proportional cause basis. The full influence of these initial state law changes on legal settlement values was not expected to be significantly visible until the latter part of fiscal 2004. Claims in the three subject states at the quarter ended August 31, 2004, coupled with Florida, now comprise approximately 80% of aggregate claims. During the third and fourth quarters of 2004, two of the three previously mentioned states that adopted “proportional cause” liability in 2003 passed additional legislation impacting asbestos liability lawsuits. While there have been some changes in the type of claims filed in certain of these states, the ultimate influence these law changes may have on future claims activity and settlement values remains uncertain.

       During the fourth fiscal quarter of 2003, Bondex retained a nationally recognized consulting firm to evaluate whether it would be possible to estimate the cost of disposing of pending claims and to assist in determining whether the costs to us of future asbestos-related claims were measurable. Bondex provided the consultants with all relevant data regarding asbestos-related claims filed against Bondex through May 31, 2003. Management with the consultants’ input concluded that it was not possible to currently estimate the full range of the cost of resolving future asbestos-related claims against Bondex because of future uncertainties associated with those potential future claims.

       At May 31, 2003, we could not estimate the liability that could result from pending or future claims. We established a reserve for those pending cases that had progressed to a stage where the cost to dispose of these cases could reasonably be estimated, as well as a $51.2 million provision for future unasserted claims that were estimable at May 31, 2003. The estimated range of potential loss covering measurable known asbestos claims and this provision for future claims that were estimable at May 31, 2003 was $140.0 million to $145.0 million. Accordingly, we established a reserve equal to the lower end of this range of potential loss by taking an asbestos charge to our fiscal 2003 operations of $140.0 million. At the time of the reserve, we believed that this reserve would be sufficient to cover our asbestos-related cash flow requirements over the estimated three-year life of the reserve. The $140.0 million charge also included $15.0 million in total projected defense costs over the estimated three-year life of the reserve. Additionally, Bondex’s share of costs (net of then-available third-party insurance) for asbestos-related product liability claims was $2.8 million and $6.7 million for the years ended May 31, 2002 and 2003, respectively. In fiscal 2004, Bondex’s asbestos-related cash payments, net of insurance contributions, amounted to $54.0 million and were charged against the balance sheet reserve established in 2003. During the six months ended November 30, 2004, approximately $34.4 million was charged against the balance sheet reserve established in 2003 primarily for the settlement and/or dismissal of 471 claims against certain of our subsidiaries and the associated defense costs.

       During the second quarter ending November 30, 2004, based on a review of our pending known claims coupled with a review of our defense costs, we have concluded that the $56.0 million balance of the $140.0 million reserve will not likely be sufficient to cover our asbestos-related cash flow requirements for the remainder of the full three-year period originally contemplated by the reserve. Therefore, we have concluded that an increase in our existing reserve is appropriate. An asbestos reserve adjustment of $47.0 million has been taken for the quarter ended November 30, 2004, which we believe will be sufficient to cover any incremental cash flow requirements through fiscal 2006 not covered by the $140.0 million reserve, as well as the additional cash flow requirements for the balance of our pending known claims and anticipated higher defense costs. Approximately $32.0 million of the $47.0 million reserve adjustment will be allocated to anticipated higher future defense costs. This reserve adjustment will put our total reserves at approximately $103.0 million. As we review our asbestos reserve each quarter, we will make appropriate adjustments to the reserve based on our most recent experience to ensure that it is sufficient to cover the anticipated settlement and defense costs associated with our then pending, known claims. Until the uncertainty of estimating the value of any potential future unknown asbestos claims is substantially reduced, we do not expect to establish any reserve for any such unknown future claims.

       We recognize that future facts, events and legislation, both state and/or federal, may alter our estimates of both pending and future claims. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be filed in the future, the grounds for such claims, the damages that may be demanded, the probable outcome, or the impact of recent state and pending federal legislation on prospective asbestos claims. Subject to the foregoing variables, including the timing and impact of such variables and the increase in the asbestos reserve, we believe that our asbestos reserve is sufficient to cover asbestos-related cash flow requirements for the current inventory of known claims. It is, however, reasonably possible that our actual costs for such claims could differ from current estimates, but, based upon information presently available, such costs are not expected to have a material effect on our competitive or financial position or our ongoing operations. As previously disclosed, however, our existing reserve will not presently cover the costs of future unknown claims and therefore, additional reserves will be required in future periods for any such future claims. Any such future reserve increases, when taken, could therefore have a material impact on our results in such period.

       The Company will continue to evaluate its asbestos-related loss exposure each quarter and review the adequacy of its reserve. In an effort to further assist the Company in its ongoing evaluation of its asbestos costs, the Company is using an outside consulting firm to assist in this process. In conjunction with our outside advisors, we will continue to study our asbestos-related exposure, and regularly evaluate the adequacy of our reserves and the related cash flow implications in light of actual claims experience, the impact of state law changes and the evolving nature of federal legislative efforts to address asbestos litigation. We will continue to explore all feasible alternatives available to resolve our asbestos-related exposure in a manner consistent with the best interests of our stockholders.

       For further information regarding our asbestos litigation, please refer to the “Business — Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included elsewhere in this prospectus, as well as the disclosures in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K incorporated by reference herein.

The chemical and construction products industries in which we serve expose us to inherent risks of claims and other litigation-related costs, which could adversely impact our business.

       As a participant in the chemical and construction products industries, we face an inherent risk of exposure to claims in the event that the failure, use or misuse of our products results, or is alleged to result, in bodily injury and/or property damage. For example, one of our subsidiaries, Dryvit Systems, Inc. (“Dryvit”), a manufacturer of coatings for exterior insulating finishing systems, or EIFS, is a defendant or co-defendant in numerous ongoing property damage claims, some of which involve attempted class actions in various states, related to the alleged defects of EIFS. Some of the EIFS claims also stem from alleged personal injuries from exposure to mold. Dryvit’s and our insurers, which include First Colonial Insurance Company, our wholly owned captive insurance company, are currently paying a substantial portion of Dryvit’s defense and/or settlement costs in the EIFS-related litigation.

       If we are unable to continue to maintain insurance coverage in an amount sufficient to cover costs related to our EIFS-related litigation, our business, cash flows and results of operations may be materially and adversely impacted.

       For further information regarding our EIFS litigation, please refer to the “Business-Legal Proceedings” section included elsewhere in this prospectus, as well as the disclosures in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K incorporated by reference herein.

We depend on a number of large customers for a significant portion of our net sales and, therefore, significant declines in the level of purchases by any of these key customers could harm our business.

       Some of our operating companies, particularly in the consumer segment, face a substantial amount of customer concentration. Our key customers include Ace Hardware Stores, Canadian Tire, Cotter & Company, Do It Best, The Home Depot, Lowe’s Home Centers, Menards, W.W. Grainger and Wal-Mart. Sales to our nine largest customers accounted for approximately 25%, 24% and 24% of our consolidated net sales for the fiscal years ended May 31, 2004, 2003 and 2002, respectively, and 55%, 53% and 50% of the consumer segment’s net sales for the same years. For the fiscal years ended May 31, 2004, 2003 and 2002, sales to The Home Depot accounted for approximately 12%, 12% and 11%, respectively, of our consolidated net sales. If we lose one or more of our key customers or experience a delay or cancellation of a significant order or a decrease in the level of purchases from any of our key customers, our net revenues could decline and our operating results and business could be harmed. In addition, our net revenues could decline and our operating results and business could be harmed if we experience any difficulty in collecting amounts due from one or more of our key customers.

Many of our customers operate in cyclical industries and downward economic cycles may reduce our business.

       Many of our customers, especially in our industrial segment, are in businesses and industries that are cyclical in nature and sensitive to changes in general economic conditions and other factors, including consumer spending and preferences. As a result, the demand for our products by these customers depends, in part, upon general economic conditions. Downward economic cycles affecting the industries of our customers may reduce sales of our products resulting in reductions to our revenues and net earnings.

If our efforts in acquiring and integrating other companies or product lines fail, our business may not grow.

       As part of our growth strategy, we have pursued, and intend to continue pursuing, acquisitions of complementary businesses or products and joint ventures. Our ability to grow through acquisitions or joint ventures depends upon our ability to identify, negotiate and complete suitable acquisitions or joint venture arrangements. In addition, acquisitions and integration of those acquisitions involve a number of risks, including:

•	inaccurate assessments of disclosed liabilities and the potentially adverse effects of undisclosed liabilities;

•	difficulties in assimilating acquired companies and products into our existing business;

•	delays in realizing the benefits from acquired companies or products, including projected efficiencies, cost savings, revenue synergies and profit margins;

•	diversion of our management’s time and attention from other business concerns;

•	difficulties resulting from our lack of or limited prior experience in any new markets we may enter;

•	difficulties in retaining key employees and customers of the acquired businesses; and

•	increases in our indebtedness and contingent liabilities, which could in turn restrict our ability to access additional capital when needed or to pursue other important elements of our business strategy.

       Our acquisition strategy in respect of some companies or product lines could fail or could result in unanticipated costs to us that are not readily apparent, any of which could hinder our growth or adversely impact our results of operations.

Our significant amount of indebtedness could have an adverse impact on our operations.

       We have a significant amount of indebtedness. Our total debt increased from $586.0 million at May 31, 1999 to approximately $842.1 million at November 30, 2004, largely as a result of acquisition activities during that time period. This compares with approximately $1,058.2 million in stockholders’ equity at November 30, 2004. Our level of indebtedness could have important consequences to you. For example, it:

•	may require us to dedicate a material portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the cash flow available to fund working capital, capital expenditures, acquisitions, dividend payments or other general corporate purposes;

•	could result in a downgrading of our credit rating, which would increase our borrowing costs and subsequently diminish our financial results and also would likely require us to pay a higher interest rate in future financings which could cause our potential pool of investors and funding sources to decrease;

•	may restrict our operations since our credit facility contains certain financial and operating covenants; or

•	may limit our flexibility to adjust to changing business and market conditions and make us more vulnerable to a downturn in general economic conditions as compared to a competitor that may have less debt.

We derive a significant amount of our revenues from foreign markets, which subjects us to additional business risks that could adversely affect our results of operations.

       Our foreign manufacturing operations accounted for approximately 20% of our net sales for the fiscal year ended May 31, 2004, not including exports directly from the United States which accounted for less than 2% of our net sales for fiscal 2004. Our international operations could be adversely affected by changes in political and economic conditions, trade protection measures, restrictions on repatriation of earnings, differing intellectual property rights and changes in regulatory requirements that restrict the sales of our products or increase our costs. Also, changes in exchange rates between the U.S. dollar and other currencies could potentially result in increases or decreases in our costs and earnings and may adversely affect the value of our assets outside the United States.

Fluctuations in the supply and prices of raw materials could negatively impact our financial results.

       We obtain the raw materials needed to manufacture our products from a number of suppliers. Many of our raw materials are petroleum-based derivatives, minerals and metals. Under normal market conditions, these materials are generally available on the open market and from a variety of producers. From time to time, however, the prices and availability of these raw materials fluctuate, which could impair our ability to procure necessary materials, or increase the cost of manufacturing our products. If the prices of raw materials increase, and we are unable to pass these increases on to our customers, we could experience reduced profit margins.

A loss in the actual or perceived value of our brands could limit or reduce the demand for our products.

       Our family of products includes a number of well-known brand names that are used in a variety of industrial maintenance, consumer do-it-yourself and professional applications. We believe that continuing to maintain the strength of our brands is critical to increasing demand for and maintaining widespread acceptance of our products. The reputation of our branded products depend on numerous factors, including the successful advertising and marketing of our brand names, consumer acceptance, the availability of similar products from our competitors and our ability to maintain our product quality through research and product development. A loss in the actual or perceived value of our brands could limit or reduce the demand for our products.

Environmental laws and regulations could subject us to significant future expenditures or liabilities, which could have an adverse impact on our business.

       We are subject to numerous environmental laws and regulations that impose various environmental controls on us or otherwise relate to environmental protection, the sale and export of certain chemicals or hazardous materials, and various health and safety matters, including the discharge of pollutants into the air and water, the handling, use, treatment, storage and clean-up of solid and hazardous wastes, and the investigation and remediation of soil and groundwater affected by hazardous substances. These laws and regulations often impose strict, retroactive and joint and several liability for the costs of, and damages resulting from, cleaning up our, or our predecessors’, past or present facilities, and at third party disposal sites. We are currently undertaking remedial activities at a number of facilities and properties, and have received notices under the federal Comprehensive Environmental Response, Compensation and Liability Act or analogous state laws of liability or potential liability in connection with the disposal of material from our current or former operations. Further, we also could be subject to future liability resulting from conditions that are currently unknown to us that could be discovered in the future.

       Our expenditures related to environmental matters have not had, and are not currently expected to have, a material adverse effect on our business, financial condition, results of operations or cash flows. However, the environmental laws under which we operate are numerous, complicated and often increasingly more stringent, and may be applied retroactively. In addition, if we violate or fail to comply with environmental laws, we could be fined or otherwise sanctioned by regulators. We also could be liable for consequences arising out of human exposure to hazardous substances relating to our products or operations. Accordingly, we cannot guarantee that we will not be required to make additional expenditures to remain in or to achieve compliance with environmental laws in the future or that any such additional expenditures will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

Risks Related to the Exchange Offer and Exchange Notes

If all of our outstanding indebtedness became accelerated, it is unlikely that we would be able to repay all of our outstanding indebtedness simultaneously.

       The indentures governing the exchange notes, our 2.75% senior convertible notes, our 6.25% senior notes and our various senior unsecured notes, as well as the terms and conditions of our bank credit facilities and our trade receivables securitization facility, impose restrictions on our operations and activities and require us to comply with covenants. If we fail to comply with any of these restrictions or covenants, the trustees or the banks, as appropriate, could cause our debt to become accelerated. Under the terms of the indenture governing the exchange notes, if we default in the payment of principal of any of our indebtedness and the aggregate principal amount of payment defaults exceeds $50,000,000, the trustee could cause our indebtedness under the exchange notes to become accelerated. In addition, each of the indentures governing the exchange notes, our 2.75% senior convertible notes, our 6.25% senior notes and our various senior unsecured notes, as well as the terms and conditions of our bank credit facilities and our trade receivables securitization facility, contain cross default, cross acceleration or early amortization provisions which, in general, have the effect that an acceleration of indebtedness under one or more of these instruments, or, in some cases, the occurrence of a default that gives rise to a right to accelerate indebtedness under one or more of these instruments, could result in a default that permits the acceleration of indebtedness under all of them. In the event of such an acceleration, it is unlikely that we would be able to repay all of this outstanding indebtedness simultaneously. See pages 70-73 for additional details regarding our other indebtedness.

You may have difficulty selling your initial notes that you do not exchange and any initial notes that you do not exchange could experience a significant diminution in value compared to the value of the exchange notes.

       If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your initial notes. Those transfer restrictions are described in the indenture governing the initial notes and in the legend contained on the initial notes, and arose because we originally issued the initial notes under an exemption from, and in transactions not subject to, the registration requirements of the Securities Act.

       In general, you may offer to sell your initial notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold pursuant to an exemption from those requirements.

       If a large number of initial notes are exchanged for exchange notes issued in the exchange offer, it may be more difficult for you to sell your initial notes. Upon completion of the exchange offer, due to restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for the initial notes will be relatively less liquid than the market for the exchange notes. Consequently, holders of initial notes who do not participate in the exchange offer could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes.

Your right to receive payments on these exchange notes is effectively subordinated to the rights of our existing and future secured creditors. The exchange notes also are effectively subordinated to any existing and future liabilities of our subsidiaries.

       The notes represent unsecured obligations of RPM International Inc. Accordingly, holders of our secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. If we incur additional indebtedness and secure such indebtedness with our assets, your right to receive payments on these notes will effectively be junior to the rights of the holders of such future secured indebtedness.

       The notes also will be structurally subordinated to all existing and future liabilities of our subsidiaries. The notes are obligations exclusively of RPM International Inc. Our subsidiaries are separate and distinct legal entities, and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. Our right to receive any assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore your right as holders of the notes to participate in those assets, are subordinated to the claims of those subsidiary’s creditors. The indenture does not restrict the ability of our subsidiaries to incur additional indebtedness.

       As of November 30, 2004, we had approximately $842.1 million of total consolidated indebtedness. Of this amount, $0.1 million of secured indebtedness and approximately $4.4 million of subsidiary indebtedness are effectively senior to the notes.

We are a holding company and we depend upon cash from our subsidiaries to service our debt. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to make payments on the notes.

       We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends or other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the required payments on the notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to pay the principal or interest on the notes.

       Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We also cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient cash distributions, dividends or other payments to fund payments on these notes when due.

An active trading market for the exchange notes may not develop.

       The exchange notes are a new issue of securities for which there is no active trading market. We do not intend to apply for listing or quotation of the exchange notes on any exchange. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid the market might become if it develops, nor can we give you any assurances regarding the ability of holders of exchange notes to sell their exchange notes or the price at which the exchange notes might be sold. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and any such market-making activity may be discontinued at any time without notice. In addition, this market-making activity may be limited during the pendency of the exchange offer or, if applicable, the effectiveness of a shelf registration statement. Any disruptions of this kind may have an adverse effect on the market price and liquidity of the exchange notes.

USE OF PROCEEDS

       We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive in exchange initial notes in like principal amount. We will retire or cancel all of the initial notes tendered in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

						Six Months
	Fiscal Year Ended May 31,					Ended
						November 30,
	2000	2001	2002(1)	2003(2)	2004	2004(3)

Ratio of earnings to fixed charges	2.19	2.33	4.03	2.28	6.17	4.97

(1)	RPM adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective June 1, 2001, which resulted in a reduction of amortization expense for the fiscal year ended May 31, 2002 by approximately $24.0 million. Had RPM not adopted the required accounting change, the ratio of earnings to fixed charges would have been 3.56 for the fiscal year ended May 31, 2002.

(2)	Excluding the impact of the $140.0 million charge related to asbestos claims, the ratio of earnings to fixed charges would have been 6.04 for the fiscal year ended May 31, 2003.

(3)	Excluding the impact of the $47.0 million charge related to asbestos claims, the ratio of earnings to fixed charges would have been 6.89 for the six months ended November 30, 2004

       For purposes of calculating the ratios, fixed charges consist of interest expense, amortized expenses related to debt and estimated interest portion of operating leases. The ratio of earnings to fixed charges is calculated as follows:

(income before income taxes) + (fixed charges)

(fixed charges)

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data as of and for the fiscal years May 31, 2000, May 31, 2001, May 31, 2002, May 31, 2003 and May 31, 2004 shown below are derived from our audited consolidated financial statements for such years, which have been audited by Ciulla, Smith & Dale, LLP, our independent auditors. Our audited consolidated financial statements for the fiscal years ended May 31, 2002, May 31, 2003 and May 31, 2004 and the notes to those statements are incorporated by reference in this prospectus. The summary consolidated financial data as of and for the six-month-period ended November 30, 2004 and November 30, 2003 shown below are derived from our unaudited consolidated financial statements for the respective periods. In the opinion of our management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of operations and financial position of our company for the periods presented. Operating results for the six months ended November 30, 2004 are not necessarily indicative of the results that may be expected for the entire fiscal year ending May 31, 2005. Net sales and selling, general and administrative expenses for the fiscal year ended May 31, 2004 and all prior periods described below have been changed as a result of the reclassification of certain amounts paid for cooperative advertising that had previously been reflected in selling, general and administrative expenses. This reclassification represents only a movement of expense and therefore has no impact on our earnings or earnings per share. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus, as well as in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus.

							Six Months
							Ended
	Fiscal Year Ended May 31,						November 30,

	2000		2001	2002	2003	2004	2003	2004

	(In millions, except per share amounts)						(Unaudited)
Statement of Operations Data:
Net sales	$1,943.2		$1,985.0	$1,960.7	$2,053.5	$2,307.6	$1,162.6	$1,285.0
Cost of sales	1,079.0		1,106.4	1,079.7	1,134.2	1,276.4	638.0	719.4

Gross profit	864.2		878.6	881.0	919.3	1,031.2	524.6	565.6
Selling, general and administrative expenses(a)	688.6		711.9	686.4	704.7	784.6	383.1	404.5
Asbestos charge	0.0		0.0	0.0	140.0	0.0	0.0	47.0
Restructuring and asset impairment charge	52.0		0.0	0.0	0.0	0.0	0.0	0.0
Interest expense, net	51.8		65.2	40.5	26.7	29.0	13.0	16.9

Income before income taxes	71.8		101.5	154.1	47.9	217.6	128.5	97.2
Provision for income taxes	30.8		38.5	52.5	12.6	75.7	45.6	33.6

Net income	$41.0		$63.0	$101.6	$35.3	$141.9	$82.9	$63.6

Earnings per share (basic)	$0.38	(b)	$0.62	$0.97	$0.31	$1.23	$0.72	$0.55
Earnings per share (diluted)	0.38	(b)	0.62	0.97	0.30	1.22	0.71	0.54
Dividends per share	0.4850		0.4975	0.5000	0.5150	0.5500	0.2700	0.2900
Average number of shares of common stock outstanding:
Basic	107.2		102.2	104.4	115.3	115.8	115.6	116.4
Diluted	107.4		102.2	105.1	116.0	116.7	116.3	117.7

(a)	Selling, general and administrative includes research and development and other operating expenses.

(b)	Excluding the effect of the restructuring and asset impairment charges and related inventory write-down, fiscal year 2000 basic and diluted earnings per share would have been $0.73.

						Six Months
						Ended
	As of May 31,					November 30,

	2000	2001	2002	2003	2004	2003	2004

	(In millions)					(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$31.3	$23.9	$42.2	$50.7	$38.6	$48.5	$211.8
All other current assets, excluding cash and cash equivalents	753.8	795.5	801.6	877.4	956.1	882.0	945.6
Working capital	408.9	443.7	479.0	500.4	517.1	538.9	711.8
Property, plant and equipment, net	366.2	362.0	355.8	370.8	381.1	368.9	385.7
Total assets	2,099.2	2,078.5	2,078.8	2,247.2	2,353.1	2,261.2	2,539.0
Current and long-term debt	964.3	962.8	713.8	726.1	719.9	723.2	842.1
Stockholders’ equity	645.7	639.7	858.1	877.0	975.3	945.3	1,058.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       You should read the following discussions in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

Segment Information

       We operate a portfolio of businesses that manufacture and sell a variety of specialty paints, protective coatings and roofing systems, sealants and adhesives. We manage our portfolio by organizing our businesses into two operating segments — industrial and consumer — based on the nature of our business activities; products and services; the structure of management; and the structure of information as presented to our Board of Directors. Within each segment, individual operating companies or groups of companies generally address common markets, utilize similar technologies, and can share manufacturing or distribution capabilities. We evaluate the profit performance of our operating segments based on income before income taxes, but also look to earnings before interest and taxes (“EBIT”) as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations.

       Industrial segment products are sold throughout North America and account for most of our sales in Europe, South America, Asia, South Africa, Australia and the Middle East. The industrial product line is sold primarily to distributors, contractors and to end users, such as industrial manufacturing facilities, educational and governmental institutions, and commercial establishments. Industrial segment products reach their markets through a combination of direct sales, sales representative organizations, distributor sales, and sales of licensees and joint ventures.

       Consumer segment products are sold throughout North America to mass merchandisers, home centers, hardware stores, paint stores, automotive supply stores and craft shops. Consumer segment products are sold to retailers through a combination of direct sales, sales representative organizations and distributor sales.

       In addition to the two operating segments, there are certain business activities, referred to as corporate/other, that do not constitute an operating segment, including corporate headquarters and related administrative expenses, results of our captive insurance companies, gains or losses on the sales of certain assets and other expenses not directly associated with either operating segment. Related assets consist primarily of investments, prepaid expenses, deferred pension assets, and headquarters property and equipment. For further segment information pertaining to our segments, refer to Note I, “Segment Information” of our consolidated financial statements included in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

				Six Months Ended
	Fiscal Year Ended May 31,			November 30,

	2002	2003	2004	2003	2004

	(In thousands)			(Unaudited)
Net Sales
Industrial	$1,053,632	$1,117,877	$1,272,781	$646,498	$730,396
Consumer	907,106	935,605	1,034,772	516,066	554,586
Corporate/Other	—	—	—	—	—

Consolidated	$1,960,738	$2,053,482	$2,307,553	$1,162,564	$1,284,982

					Six Months Ended
	Fiscal Year Ended May 31,				November 30,

	2002	2003		2004	2003	2004

	(In thousands)				(Unaudited)
Income Before Income Taxes(a)
Industrial
Income Before Income Taxes(a)	$106,703	$122,568		$140,706	$85,961	$102,075
Interest (Expense), Net	(330)	253		192	4	24

EBIT(b)	$107,033	$122,315		$140,514	$85,957	$102,051

Consumer
Income Before Income Taxes(a)	$117,717	$131,100		$142,852	$74,205	$77,666
Interest (Expense), Net	(513)	(284)		104	40	108

EBIT(b)	$118,230	$131,384		$142,748	$74,165	$77,558

Corporate/Other
Income Before Income Taxes(a)	$(70,296)	$(205,815	)(c)	$(65,942)	$(31,647)	$(82,527	)(c)
Interest (Expense), Net	(39,621)	(26,681)		(29,241)	(13,038)	(17,017)

EBIT(b)	$(30,675)	$(179,134)		$(36,701)	$(18,609)	$(65,510)

Consolidated
Income Before Income Taxes(a)	$154,124	$47,853		$217,616	$128,519	$97,214
Interest (Expense), Net	(40,464)	(26,712)		(28,945)	(12,994)	(16,885)

EBIT(b)	$194,588	$74,565		$246,561	$141,513	$114,099

(a)	The presentation includes a reconciliation of Income Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (“GAAP”) in the United States, to EBIT.

(b)	EBIT is defined as earnings before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(c)	The asbestos charge, reflected in Corporate/Other, relates to our Bondex International, Inc. subsidiary.

Critical Accounting Policies and Estimates

       Our consolidated financial statements include the accounts of RPM International Inc. and its majority-owned subsidiaries. Preparation of our financial statements requires the use of estimates and assumptions that affect the reported amounts of our assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We continually evaluate these estimates, including those related to allowances for doubtful accounts; inventories; allowances for recoverable taxes; useful lives of property, plant and equipment; goodwill; environmental and other contingent liabilities; income tax valuation allowances; pension plans; and the fair value of financial instruments. We base our estimates on historical experience and other assumptions, which we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying value of our assets and liabilities. Actual results may differ from these estimates under different assumptions and conditions.

       We have identified below the accounting policies that are critical to our financial statements.

     Revenue Recognition

       Revenues are recognized when realized or realizable, and when earned. In general, this is when title and risk of loss pass to the customer. Further, revenues are realizable when we have persuasive evidence of a sales arrangement, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable, and collectibility is reasonably assured. We reduce our revenues for estimated customer returns and allowances, certain rebates, sales incentives and promotions in the same period the related sales are recorded.

     Translation of Foreign Currency Financial Statements and Foreign Currency Transactions

       Our reporting currency is the U.S. dollar. However, the functional currency of all of our foreign subsidiaries is their local currency. We translate the amounts included in our consolidated statements of income from our foreign subsidiaries into U.S. dollars at weighted average exchange rates, which we believe are fairly representative of the actual exchange rates on the dates of the transactions. Our foreign subsidiaries’ assets and liabilities are translated into U.S. dollars from local currency at the actual exchange rates as of the end of each reporting date, and we record the resulting foreign exchange translation adjustments in our consolidated balance sheets as a component of accumulated other comprehensive income (loss). Translation adjustments will be included in net earnings in the event of a sale or liquidation of any of our underlying foreign investments, or in the event that we distribute the accumulated earnings of consolidated foreign subsidiaries. If we determine that the functional currency of any of our foreign subsidiaries should be the U.S. dollar, our financial statements would be affected. Should this occur, we would adjust our reporting to appropriately account for such change(s).

       As appropriate, we use permanently invested intercompany loans as a source of capital to reduce exposure to foreign currency fluctuations at our foreign subsidiaries. These loans are treated as analogous to equity for accounting purposes. Therefore, foreign exchange gains or losses on these intercompany loans are recorded in other comprehensive income (loss). If we were to determine that the functional currency of any of our subsidiaries should be the U.S. dollar, we would no longer record foreign exchange gains or losses on such intercompany loans.

     Goodwill

       We apply the provisions of Statement of Financial Accounting Standards (“SFAS”), No. 141, “Business Combinations,” which addresses the initial recognition and measurement of goodwill and intangible assets acquired in a business combination. We also apply the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill be tested on an annual basis, or more frequently as impairment indicators arise. We have elected to perform the required impairment tests, which involve the use of estimates related to the fair market values of the business operations with which goodwill is associated, at the end of our first quarter. Calculating the fair market value of the reporting units requires significant estimates and assumptions by management. We estimate the fair value of our reporting units by applying third-party market value indicators to the respective reporting unit’s annual projected earnings before interest, taxes, depreciation and amortization. In applying this methodology, we rely on a number of factors, including future business plans, actual operating results and market data. In the event that our calculations indicate that goodwill is impaired, a fair value estimate of each tangible and intangible asset would be established. This process would require the application of discounted cash flows expected to be generated by each asset in addition to independent asset appraisals, as appropriate. Cash flow estimates are based on our historical experience and our internal business plans, and appropriate discount rates are applied. Losses, if any, resulting from impairment tests would be reflected in operating income in our income statement.

     Other Long-Lived Assets

       We assess identifiable non-goodwill intangibles and other long-lived assets for impairment whenever events or changes in facts and circumstances indicate the possibility that the carrying value may not be recoverable. Factors considered important which might trigger an impairment evaluation include the following:

•	significant under-performance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets;

•	significant changes in the strategy for our overall business; and

•	significant negative industry or economic trends.

       Measuring a potential impairment of non-goodwill intangibles and other long-lived assets requires various estimates and assumptions, including determining which cash flows are directly related to the asset being evaluated, the useful life over which those cash flows will occur, their amount and the asset’s residual value, if any. If we determine that the carrying value of these assets may not be recoverable based upon the existence of one or more of the above-described indicators, any impairment would be measured based on projected net cash flows expected from the asset(s), including eventual disposition. The determination of impairment loss would be based on the best information available, including internal discounted cash flows, quoted market prices when available and independent appraisals as appropriate to determine fair value. Cash flow estimates would be based on our historical experience and our internal business plans, with appropriate discount rates applied. We have not incurred any such impairment loss to date.

     Contingencies

       We are party to claims and lawsuits arising in the normal course of business, including the various asbestos-related suits discussed in our most recent Quarterly Report on Form 10-Q and in Note H (Contingencies and Loss Reserves) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004, both of which are incorporated herein by reference. Although we cannot precisely predict the amount of any liability that may ultimately arise with respect to any of these matters, we record provisions when we consider the liability probable and reasonably estimable. The provisions are based on historical experience and legal advice, are reviewed quarterly and are adjusted according to developments. Estimating probable losses requires analysis of multiple forecasted factors that often depend on judgments about potential actions by third parties such as regulators, courts and state and federal legislatures. Changes in the amount of the provisions affect our consolidated statements of income. Due to the inherent uncertainties in the loss reserve estimation process, we are unable to estimate an additional range of loss in excess of our accruals.

       Our environmental-related accruals are similarly established and/or adjusted as information becomes available upon which costs can be reasonably estimated. Here again, actual costs may vary from these estimates because of the inherent uncertainties involved, including the identification of new sites and the development of new information about contamination. Certain sites are still being investigated and, therefore, we have been unable to fully evaluate the ultimate cost for those sites. As a result, reserves have not been taken for certain of these sites and costs may ultimately exceed existing reserves for other sites. We have received indemnities for potential environmental issues from purchasers of certain of our properties and businesses and from sellers of properties or businesses we have acquired. We have also purchased insurance to cover potential environmental liabilities at certain sites. If the indemnifying or insuring party fails to, or becomes unable to, fulfill its obligations under those agreements or policies, we may incur additional environmental costs in addition to any amounts reserved, which may have a material adverse effect on our financial condition, results of operations or cash flows.

Results of Operations

Six Months Ended November 30, 2004 Compared with Six Months Ended November 30, 2003

       Net Sales. Net sales on a consolidated basis for the first six months of fiscal 2005 of $1.285 billion improved 10.5 percent, or $122.4 million, over last year’s first six months net sales of $1.163 billion. Reflected in net sales for both periods is the reclassification of cooperative advertising expense, as discussed in Note G to the Financial Statements. Contributing to this improvement over last year was the continued growth in organic sales of approximately 7.7 percent, or $89.6 million, plus 5 small acquisitions, net of one small divestiture, supplying another 1.5 percent growth in sales, or $16.8 million. Net favorable foreign exchange rates, relating primarily to the euro and the Canadian dollar, provided the remaining 1.3 percent, or $16.0 million, of the growth in sales over last year’s first six months.

       Industrial segment net sales for the first six months grew 13.0 percent to $730.4 million from last year’s $646.5 million, comprising 56.8 percent of the current six months’ consolidated net sales. This segment’s net sales growth comes primarily from organic sales growth of 8.9 percent, another 1.9 percent from net favorable foreign exchange differences, and 4 small acquisitions during the past 12 months, net of one small divestiture, which added the remaining 2.2 percent of growth to industrial sales. There were notable organic sales improvements in construction sealants, admixtures and chemicals, with some of this growth related to increased U.S. commercial construction activity, roofing products and services, polymer flooring and a number of the specialty businesses.

       Consumer segment net sales for the first six months grew 7.5 percent to $554.6 million from last year’s $516.1 million, comprising 43.2 percent of the current six months’ consolidated net sales. Solid growth in organic sales added 6.3 percent to the consumer segment sales total, in addition to 0.8 percent from favorable foreign exchange differences. One small bolt-on product line acquisition during the past 12 months provided the remaining 0.4 percent of sales growth in this segment over last year. There were notable organic sales improvements in wood care products, hobby and craft products, primer-sealers, and small-project paints and related products.

       Gross Profit Margin. Consolidated gross profit margin of 44.0 percent of net sales these first six months declined from 45.1 percent a year ago. The combination of primarily continued higher costs of petroleum-based raw materials, which amounted to approximately 160 bps, in addition to approximately 20 bps negative margin effect from the growth of roofing services sales, which carry lower gross margins, more than offset the margin benefits generated primarily from the leverage of higher organic sales volume and price increases implemented by our businesses.

       Industrial segment gross profit margin for the first six months declined to 45.3 percent of net sales from 46.3 percent last year. Gross profit margin in this segment declined principally as the result of continued higher raw material costs which impacted margins by approximately 120 bps, while the continued strong growth of the lower-margin roofing services business had a negative margin impact of approximately 40 bps these first six months. Price increases favorably offset these costs by approximately 50 bps.

       Consumer segment gross profit margin for these first six months declined to 42.3 percent of net sales from 43.7 percent last year. Despite the margin leverage from the higher organic sales volume and price increases implemented these first six months, there was approximately 230 bps of negative impact from certain higher raw material and packaging costs that principally caused the overall 140 bps decline in this segment’s gross margin from last year.

       Selling, General and Administrative (“SG&A”) Expenses. Consolidated SG&A expense levels improved 150 bps to 31.5 percent of net sales compared with 33.0 percent a year ago. The reclassification of cooperative advertising expense is reflected in both periods presented (see Note G for additional information). The leverage of solid sales growth over last year was the primary contributing factor to the improvement. The higher cost of fuel, which contributed to higher distribution costs over last year (30 bps), this year’s adoption of SFAS No. 123 (refer to Note D), and certain growth-related investments partially offset these gains.

       Industrial segment SG&A improved by 170 bps, to 31.3 percent of net sales these first six months from 33.0 percent a year ago. The main contributors to SG&A improvement were the leverage of solid sales growth and the increase in roofing services sales, which require lower SG&A support levels, and cost-containment and other savings programs. These improvements were partially offset by higher distribution costs (30 bps) and growth-related investments (30 bps).

       Consumer segment SG&A improved by 100 bps, to 28.3 percent of net sales these first six months compared with 29.3 percent a year ago. Solid organic growth in sales over last year provided leverage benefits along with continued cost containment and other savings programs. Partly offsetting these benefits were increased promotional and other growth-related investments made in this segment, in addition to increased fuel-related distribution costs (30 bps).

       Corporate/ Other costs decreased during this year’s first six months to $18.5 million from $18.6 million during last year’s first half. Generally lower insurance costs and certain other cost reductions more than offset higher costs related to this year’s adoption of SFAS No. 123, approximating $1.4 million, increased compensation cost, approximating $1.1 million, additional costs related to last year’s establishment of our European development office, approximating $0.7 million, and higher corporate governance costs.

       License fee and joint venture income of $0.5 million and $0.4 million for the six months ended November 30, 2004 and 2003, respectively, are reflected as reductions of consolidated SG&A expenses.

       We recorded total net periodic pension and postretirement benefit cost of $7.9 million and $8.5 million for the six months ended November 30, 2004 and 2003, respectively. This decreased pension expense of $0.6 million was largely attributable to a net improvement in the expected return on plan assets, approximating $1.7 million, combined with decreased net actuarial losses recognized, which positively impacted year-over-year expense by approximately $0.4 million. Offsetting those benefits were increased pension service and interest cost totaling approximately $1.5 million. We expect that pension expense will fluctuate on a year-to-year basis depending upon the performance of plan assets, but such changes are not expected to be material as a percent of income before income taxes.

       Asbestos Charge. Certain of our wholly owned subsidiaries, principally Bondex, along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. During the fiscal year ended May 31, 2003, we recorded an asbestos charge of $140.0 million for measurable known claims, which included a $51.2 million provision for future claims that were estimable as of May 31, 2003. We believed then that the asbestos reserve would be sufficient to cover asbestos-related cash flow requirements over the estimated three-year life of the reserve. The $140.0 million charge also included $15.0 million in total projected defense costs over the estimated three-year life of the reserve.

       During the second quarter ending November 30, 2004, based on a review of our pending known claims coupled with a review of our defense costs, we have concluded that the

$56.0 million balance of the $140.0 million reserve will not likely be sufficient to cover our asbestos-related cash flow requirements for the remainder of the full three-year period originally contemplated by the reserve. Therefore, we have concluded that an increase in our existing reserve is appropriate. An asbestos reserve adjustment of $47.0 million has been taken for the quarter ended November 30, 2004, which we believe will be sufficient to cover any incremental cash flow requirements through fiscal 2006 not covered by the $140.0 million reserve, as well as the additional cash flow requirements for the balance of our pending known claims and anticipated higher defense costs. Approximately $32.0 million of the $47.0 million reserve adjustment will be allocated to anticipated higher future defense costs. This reserve adjustment will put our total reserves at approximately $103.0 million. As we review our asbestos reserve each quarter, we will make appropriate adjustments to the reserve based on our most recent experience to ensure that it is sufficient to cover the anticipated settlement and defense costs associated with our then pending, known claims. While we have seen positive trends in our average settlement costs, dismissal rates and state law changes going in the right direction and some form of federal legislation once again being discussed, the outlook is still not sufficiently clear to assess the future unknown claims that may be filed against the Company’s subsidiaries. Until the uncertainty of estimating the value of any potential future unknown asbestos claims is substantially reduced, we do not expect to establish any reserve for any such unknown future claims.

       See Note F to the consolidated financial statements and Part II, Item I — Legal Proceedings section of our Quarterly Report on Form 10-Q for the quarter ended November 30, 2004, which is incorporated by reference into this prospectus, for further information.

       Income Before Income Taxes (“IBT”). Consolidated IBT for this year’s first six months of $97.2 million compares with $128.5 million last year, with $47.0 million of this decline resulting from the asbestos charge taken during this year’s second quarter. Excluding the charge, IBT for this year’s first six months would have been an adjusted $144.2 million, or ahead by 15.7 million, or 12.2 percent from last year’s $128.5 million, representing a slight margin improvement to 11.2 percent of net sales from 11.1 percent a year ago. This growth reflects the positive impact from the higher sales volume overcoming the approximate 160 bps impact of higher material costs, higher fuel-related distribution costs and the continuation of certain growth-related investments these first six months in both operating segments.

       Industrial segment IBT grew by $16.1 million, or 18.7 percent, to $102.1 million from last year’s $86.0 million, mainly from the higher organic sales volume. Consumer segment IBT grew by $3.5 million, or 4.7 percent, to $77.7 million from last year’s $74.2 million, mainly from the organic sales growth leverage in this segment as well, less the impact from higher material costs. Combined operating IBT growth totaled $19.6 million, or 12.2 percent, over last year.

       Net Interest Expense. Net interest expense was $3.9 million higher these first six months than a year ago. Interest rates averaged 4.7 percent during these first six months, compared with 3.5 percent a year ago, accounting for $4.9 million of the interest cost increase. This increase is primarily due to our debt refinancings (Refer to “Liquidity and Capital Resources” Section) during the past 18 months, including the $200 million 6.25% Senior Notes issued in December 2003 and the $200 million 4.45% Senior Unsecured Notes issued in September 2004. Higher average net borrowings this year, associated with recent acquisitions, of approximately $29.0 million added $0.5 million of interest cost, while investment income performance improved year-over-year, providing $1.7 million of additional income. Additional debt outstanding during the past year cost an approximate $0.2 million during this first half.

       Income Tax Rate. For the six months ended November 30, 2004 and 2003, the effective income tax rate was 34.6 percent and 35.5 percent, respectively, reflecting the impact of the $29.4 million after-tax asbestos charge taken during this year’s second quarter. Excluding the charge, the effective income tax rate would have also been an adjusted 35.5 percent for the six months ended November 30, 2004. Our geographic mix of earnings has remained relatively consistent for both periods.

       Net Income. Net income for this year’s first half of $63.6 million compares with last year’s $82.9 million, reflecting the $29.4 million after-tax cost of the asbestos liability charge taken during this year’s second quarter. Excluding the charge, this year’s first six months an adjusted net income would have been $93.0 million, ahead $10.1 million, or 12.2 percent, from last year. Margin on sales would have improved slightly to an adjusted 7.2 percent of sales from 7.1 percent of sales during last year’s first half, despite the approximate 160 bps pre-tax impact from higher material costs. Diluted earnings per common share would have increased to an adjusted $0.79, or by 11.3 percent, from $0.71 a year ago.

Fiscal Year Ended May 31, 2004 Compared with Fiscal Year Ended May 31, 2003

       Net Sales. Net sales on a consolidated basis for the year ended May 31, 2004 of $2.308 billion increased 12.4%, or approximately $254 million, over last year’s net sales of $2.053 billion. This growth is attributed primarily to a solid increase in organic sales of 6.6%, or $135 million, plus acquisitions of 11 product lines, which contributed 3.4%, or $69 million, to sales growth. Favorable foreign exchange rates provided an additional 2.4%, or $50 million, of increased sales over last year, the majority of which related to the Canadian dollar for $21 million and the euro for $23 million.

       Industrial segment net sales for 2004 amounted to 55.2% of consolidated net sales, growing 13.9%, or $155 million, to $1.273 billion from last year’s $1.118 billion. This segment’s net sales growth comes from organic sales growth of 5.7%, or $63 million; another 3.1%, or $35 million, from net favorable foreign exchange differences; and seven product line acquisitions, which added the remaining $57 million, or 5.1%, to industrial sales over last year. The demand for most of our industrial product lines has increased as the economy in general, and the industrial sector in particular, have improved. We continue to secure new business and grow market share in many of our industrial segment operations.

       Consumer segment net sales amounted to 44.8% of consolidated net sales, growing 10.6%, or $99 million, to $1.035 billion from last year’s $936 million. Growth in organic sales amounted to 7.7%, or $72 million, while another 1.6%, or $15 million, of sales growth came from favorable foreign exchange differences. This solid organic growth is the result of fairly steady retail demand by the consumer throughout the year, coupled with continuous product development among our businesses. Also contributing to growth in this segment year over year was the addition of four product line acquisitions, which added the remaining 1.4%, or $13 million, of sales growth.

       Gross Profit Margin. Consolidated gross profit margin of 44.7% of sales for 2004 compares with 44.8% for 2003. This slight decline in margin was caused by higher raw material and packaging costs, which negatively impacted 2004 gross margin by 0.8% of sales, or 80 bps. Adding approximately 70 bps to the gross margin was the combination of certain procurement benefits from the weaker dollar, mainly against the Canadian dollar, and productivity gains. We also realized certain supplier rebates and generally higher margins from our acquisitions over the past 24 months, which offset our lower-margin roofing services sales.

       The industrial segment gross profit margin held steady at 45.7% of sales in both years, despite higher raw material and packaging costs, which negatively impacted 2004 gross margin by 30 bps. The procurement benefits from the weaker dollar, generally higher margins from acquisitions and productivity gains, which added some 80 bps, more than offset the impact of lower-margin roofing services sales.

       The consumer segment gross profit margin declined slightly, to 43.4% of net sales in 2004 from 43.7% last year. Higher raw material and packaging costs negatively influenced 2004 gross margins by 140 bps. Cost benefits from productivity gains, supplier rebates and the procurement benefits from the weaker dollar combined to nearly offset the raw material and packaging cost issues.

       Selling, General and Administrative (“SG&A”) Expenses. Consolidated SG&A expense levels for 2004 improved to 34.0% of net sales from 34.3% a year ago. Primary additions to the SG&A percentage year over year were marketing and related investments to support continued growth, including this year’s establishment of our European development office; higher pension costs (refer to Note F to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004); and higher insurance, legal and other costs related to corporate governance. The primary reductions to the SG&A percentage were the benefits of lower cost-structure acquisitions during the past 24 months and our fast-growing roofing services sales, along with the leverage from the growth in organic sales against fixed costs. These combined reductions reduced the 2004 SG&A percentage from 2003 by approximately 140 bps.

       Industrial segment SG&A expense at 34.7% of net sales during 2004 compares with 34.8% in 2003. This reduction in percent of sales reflects the growth in roofing services sales that require much lower SG&A support. Excluding those sales, SG&A expenses would have been 36.9% and 36.3% of net sales in 2004 and 2003, respectively. Primary additions to the SG&A percentage year over year were higher legal costs principally associated with Dryvit EIFS (refer to Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004), marketing and related investments to support continued growth and higher pension cost, which combined to add 120 bps to cost levels. Half of these increases were covered by leverage from the growth in organic sales against fixed costs in this category.

       Consumer segment SG&A expense at 29.7% of net sales during 2004 compares with 29.6% in 2003. Primary additions to the SG&A percentage year over year were marketing and related investments to support continued growth and higher pension and legal costs totaling just over 100 bps. These increases were essentially neutralized by volume leverage from organic sales against the fixed cost portion of SG&A.

       Corporate/other costs decreased in 2004 to $36.7 million from $39.1 million last year. Product liability costs of $5.7 million were accrued for in 2003, associated with our asbestos exposure, versus none this year, as a result of the asbestos charge taken in 2003, estimated to cover approximately three years’ worth of related costs at that time (refer to Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004). Offsetting this expense reduction were higher insurance and other costs totaling $3.9 million, related primarily to corporate governance issues affecting essentially all U.S. publicly held companies and including Sarbanes-Oxley compliance.

       We recorded total net periodic pension cost of $15.9 million and $9.9 million for the years ended May 31, 2004 and 2003, respectively. Additionally, net periodic postretirement health care benefits for 2004 and 2003 amounted to $1.2 million and $1.1 million, respectively. The $6.0 million increase in net periodic pension cost was largely attributable to increased net actuarial losses recognized, which negatively impacted year-over-year expense by approximately $2.5 million. The remaining difference relates primarily to increased pension service and interest cost of $1.5 million and $1.9 million, respectively. A change of 0.25% in the discount rate or expected return on plan assets assumption would result in $0.9 million and $0.4 million higher pension expense, respectively. The assumptions and estimates used to determine the discount rate and expected return on plan assets are more fully described in Note F, “Pension Plans,” and Note G, “Postretirement Health Care Benefits,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004. We expect that pension expense will fluctuate on a year-to-year basis depending upon the performance of plan assets, but such changes are not expected to be material as a percent of income before income taxes.

       Asbestos Charge. As previously disclosed, certain of our wholly owned subsidiaries, principally Bondex, along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products. The rate at which plaintiffs filed asbestos-related suits against Bondex increased in the fourth quarter of 2002 and the first two quarters of 2003, influenced by the bankruptcy filings of numerous other defendants in asbestos-related litigation. Based on the significant increase in asbestos claims activity which, in many cases, disproportionately increased Bondex’s exposure in joint and several liability law states, our third-party insurance was depleted during the first fiscal quarter of 2004, as previously reported. Prior to this sudden precipitous increase in loss rates, the combination of book loss reserves and insurance coverage was expected to cover our asbestos liabilities for the foreseeable future. We are contesting various of our third-party insurers’ claims of exhaustion. We are unable at the present time to predict the timing or ultimate outcome of this litigation. Consequently, we are unable to predict whether, or to what extent, any additional insurance may be available to cover a portion of our asbestos liabilities. We have not included any potential benefits from this litigation either in our financial statements or in calculating the $140.0 million reserve, which was established in the fourth quarter of fiscal 2003. Our wholly owned captive insurance companies have not provided any insurance or re-insurance coverage of any asbestos-related claims.

       During the last seven months of 2003, new state liability laws were enacted in three states (Ohio, Mississippi and Texas) where more than 80% of the claims against Bondex were pending. The changes generally provide for liability to be determined on a “proportional cause” basis, thereby limiting Bondex’s responsibility to only its share of the alleged asbestos exposure. At the end of fiscal 2003, the ultimate impacts of these initial state law changes were difficult to predict given the limited time following enactment. The full influence of these initial state law changes on legal settlement values was not expected to be significantly visible until the latter part of fiscal 2004. Claims in the three subject states at year-end 2004 represent approximately 70% of aggregate claims. During the third and fourth quarters of 2004, two of the three previously mentioned states that adopted “proportional cause” liability in 2003 passed additional legislation impacting asbestos liability lawsuits. Among the recent changes are enhanced medical criteria and product identification to be presented by plaintiffs in litigation. While there have been some changes in the type of claims filed in certain of these states, the ultimate influence these law changes may have on future claims activity and settlement values remains uncertain.

       During the fourth quarter of 2003, Bondex retained a nationally recognized consulting firm to evaluate whether it would be possible to estimate the cost of disposing of pending claims and to assist in determining whether the costs to us of future asbestos-related claims were measurable. Bondex provided the consultants with all relevant data regarding asbestos-related claims filed against Bondex through May 31, 2003. Management, with the consultants’ input, concluded that it was not possible to currently estimate the full range of the cost of resolving future asbestos-related claims against Bondex because of various uncertainties associated with those potential future claims.

       At May 31, 2003, we could not estimate the liability that could result from all future claims. We established a reserve for those pending cases that had progressed to a stage where the cost to dispose of these cases could reasonably be estimated, as well as a $51.2 million provision for future unasserted claims that were estimable at May 31, 2003. The estimated range of potential loss covering measurable known asbestos claims and this provision for future claims that were estimable at May 31, 2003 was $140.0 million to $145.0 million. Accordingly, we established a reserve equal to the lower end of this range of potential loss by taking an asbestos charge to our fiscal 2003 operations of $140.0 million. At the time of the reserve, we believed that this reserve would be sufficient to cover our asbestos-related cash flow requirements over the estimated three-year life of the reserve. As previously disclosed, an asbestos reserve adjustment of

$47.0 million has been taken for the quarter ended November 30, 2004. The $140.0 million charge also includes $15.0 million in total projected defense costs over the estimated three-year life of the reserve. Additionally, Bondex’s share of costs (net of then-available third-party insurance) for asbestos-related product liability claims was $6.7 million and $2.8 million for the years ended May 31, 2003 and 2002, respectively. In fiscal 2004, Bondex’s asbestos-related cash payments, net of insurance contributions, amounted to $54.0 million and were charged against the balance sheet reserve established in 2003. Had this amount been instead recorded as a charge to operations in the current year, diluted earnings per share would have been $0.93 per share, or $0.29 per share less than our reported earnings per share of $1.22.

       Future facts, events and legislation, both state and/or federal, may alter our estimates of both pending and future claims. We cannot estimate possible liabilities in excess of those accrued because we cannot predict the number of additional claims that may be filed in the future, the grounds for such claims, the damages that may be demanded, the probable outcome, or the impact of recent state law changes and pending federal legislation on prospective asbestos claims. Subject to the foregoing variables, including the timing and impact of such variables and the increase in the asbestos reserve, we believe that our asbestos reserve should be sufficient to cover asbestos-related cash flow requirements for the current inventory of known claims. It is, however, reasonably possible that our actual costs for claims could differ from current estimates, but, based upon information presently available, such future costs are not expected to have a material effect on our competitive or financial position or our ongoing operations. However, our existing reserve will not presently cover the costs of future unknown claims and therefore, additional reserves will be required in future periods for any such future claims. Any such future charge, when taken, could have a material impact on our results in such period.

       In conjunction with outside advisors, we will continue to study our asbestos-related exposure, and regularly evaluate the adequacy of the reserve we have established and the related cash flow implications in light of actual claims experience, the impact of state law changes and the evolving nature of federal legislative efforts to address asbestos litigation. We will continue to explore all feasible alternatives available to resolve our asbestos-related exposure in a manner consistent with the best interests of our stockholders. For additional information, refer to Note H of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004, which is incorporated by reference in this prospectus.

       Net Interest Expense. Net interest expense increased by $2.2 million in 2004. Our floating to fixed-rate debt refinancings (refer to “Liquidity and Capital Resources” section) during the past 24 months effectively raised our interest rates year over year, averaging 4.2% compared with 3.8% during 2003, costing an additional $2.8 million in interest expense this year. Interest costs associated with recent acquisitions added $1.6 million of interest expense this year. Net interest expense was reduced by greater investment income, of approximately $0.9 million during 2004, while debt repayments, averaging approximately $34 million during the year, saved $1.3 million in interest cost.

       Since our issuances of 2.75% Senior Convertible Notes in May 2003 and 6.25% Senior Notes in December 2003 (refer to “Liquidity and Capital Resources” section), the variable rate portion of our total debt structure is down to approximately 20% to 25%.

       Income Before Income Taxes (“IBT”). Consolidated IBT in 2004 of $217.6 million compares with $47.9 million during fiscal 2003, with $140.0 million of this difference representing the asbestos liability charge taken in 2003. Excluding the charge, 2004 IBT would have been ahead of 2003 pro forma IBT of $187.9 million by $29.7 million, or 15.8%.

       Industrial segment IBT grew $18.1 million, or 14.8%, on 13.9% sales growth, to 11.1% of net sales compared with 11.0% of sales during fiscal 2003. Consumer segment IBT grew

$11.8 million, or 9.0%, on 10.6% sales growth to 13.8% of net sales compared with 14.0% of net sales during fiscal 2003. This combined operating IBT improvement totaling $29.9 million, an 11.8% increase on 12.4% sales growth, is generally the result of the growth in sales volume, including accretive acquisitions over the past 24 months, in addition to productivity gains, offset by the 80 basis points impact of higher raw material and packaging costs during 2004.

       For a reconciliation of IBT to earnings before interest and taxes, see the Segment Information table located on pages 25 and 26 of this prospectus.

       Income Tax Rate. The effective income tax rate this year of 34.8% compares with 26.2% a year ago. Excluding the impact of the asbestos-related charge, the 2003 pro forma tax rate would have approximated 34.6%, and the increase in the 2004 rate is the result of slight changes in our geographic mix of earnings.

       Net Income. Net income of $141.9 million for 2004 increased $106.6 million over last year’s $35.3 million, and 2004 diluted earnings per common share of $1.22 increased $0.92 per share compared with last year’s $0.30 per share. Excluding the 2003 asbestos charge for comparability, 2004 net income grew $19.1 million, or 15.5%, from last year’s pro forma $122.8 million, and diluted earnings per common share increased by $0.16 per share, or 15.1%, to $1.22 from pro forma $1.06 a year ago. Margin on sales of 6.1% in 2004 improved from pro forma 6.0% in 2003.

Fiscal Year Ended May 31, 2003 Compared with Fiscal Year Ended May 31, 2002

       Net Sales. 2003 net sales grew $92.8 million, or 5.0%, over 2002. This growth is attributed to the increase in organic demand, which contributed 3.0%, or $54.6 million, plus the addition of eight smaller acquisitions, which contributed 1.0%, or approximately $19 million, and principally-favorable foreign exchange rate changes, which contributed the remaining 1.0%, or approximately $19 million, to sales growth.

       Industrial segment sales amounted to 54.0% of the total, and were ahead year over year by 6.0%, 5.0% of which was organic growth and included favorable foreign exchange differences. Five smaller acquisitions accounted for the balance of the sales growth. The organic sales growth resulted primarily from the increased demand for lower-margin maintenance and installation products and services associated primarily with roofing and flooring throughout the year. Aside from growth in these services, commercial construction was down and the industrial manufacturing sectors of the economy generally remained weak throughout the year, continuing the postponement by a number of customers of higher-cost maintenance and replacement projects that call for many industrial products. It remains our belief that this business has not been lost to any competitor, but became pent-up demand for those products and services. Furthermore, the fact that our industrial segment was able to grow organically under a still-weak economic environment strongly suggests, and it is our firm belief, that we expanded our market share during 2003.

       Consumer segment sales amounted to 46.0% of the total and were ahead 3.0% year over year, 2.0% from organic growth, and included favorable foreign exchange differences, primarily in the euro versus the U.S. dollar. Three smaller acquisitions provided the balance of the sales increase. Consumer demand was solid during the first half of 2003 but slowed considerably during the second half of 2003 from a combination of weather factors and inventory reduction efforts at several key accounts, which caused changes in order pattern quantities and frequency. The consumer retail takeaway, otherwise, remained fairly steady and somewhat healthy throughout 2003.

       Gross Profit Margin. The 2003 gross profit margin of 44.8% compares with 44.9% during fiscal 2002, or nearly flat year over year. Gross profit increased year-over-year by $38.3 million. Positive contributors to this growth included an increase of approximately $26.4 million from the growth in organic sales volume, and an additional approximately $10.4 million (50 bps)

increased contribution from lower raw material costs and other cost reductions. Acquisitions and favorable foreign exchange differences accounted for approximately $16.0 million in additional positive variance in gross profit. Offsetting these positive factors was an increase in certain lower-margin sales, which had an approximately $15.0 million (50 bps) negative impact on total gross profit. The industrial segment gross margins declined year over year to 45.7% from 46.4%. The benefits from improved sales levels and a number of lower raw material costs in this segment were more than offset by a change in sales mix created by the strong sales of lower-margin services during 2003, related primarily to roofing and flooring. The consumer segment gross margin improved year over year to 43.7% from 43.3%. This improvement is the result of positive leverage from the higher sales volume, slightly favorable raw material costs and continued conversion cost-saving initiatives.

       Manufacturing efficiencies from expanded Class A manufacturing initiatives are being realized in both operating segments, and these efforts will continue. Raw material cost pressures were building during the second half of 2003.

       Selling, General and Administrative (“SG&A”) Expenses. Consolidated SG&A expenses improved to 34.3% of net sales in 2003 from 35.0% during fiscal 2002, attributable largely to significant growth in lower-margin services sales in the industrial segment that require relatively much lower SG&A support cost, along with ongoing cost reduction and containment efforts throughout both operating segments.

       The industrial segment SG&A was 34.8% of net sales in 2003 compared with 36.2% during fiscal 2002. The growth in sales volume, particularly service sales, contributed about half of this improvement. Cost reduction initiatives and cost containment efforts in both periods made up the difference.

       The consumer segment SG&A improved to 29.6% of net sales from 30.2% during fiscal 2002. This net improvement is a result of the higher sales volume leverage and continuous cost reduction and containment efforts, partly offset by certain increased selling and promotional spending among our primary consumer product lines.

       Corporate/other costs amounted to $39.1 million in 2003 compared with $30.7 million during fiscal 2002. This change reflects increased product liability costs of $5.1 million and a change in export sales tax legislation that went into effect in 2003. While this latter change caused $4.0 million of the increase in corporate/other costs during 2003, consolidated SG&A was not affected by this tax law change because this increase in corporate/other expense was offset by corresponding reductions of expense in the industrial and consumer operating segments in the amounts of $2.4 million and $1.6 million, respectively.

       We recorded total net periodic pension cost of $9.9 million and $6.9 million for the years ended May 31, 2003 and 2002, respectively. This increased pension expense of $3.0 million was largely attributable to a net reduction in the expected return on plan assets combined with increased net actuarial losses recognized, which negatively impacted year-over-year expense by approximately $2.4 million. The remaining difference relates primarily to increased pension service cost. We expect that pension expense will fluctuate on a year-to-year basis depending upon the performance of plan assets, but such changes are not expected to be material as a percent of income before income taxes.

       Asbestos Charge. As described above and in Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2003 incorporated in this prospectus by reference, certain of our wholly owned subsidiaries, principally Bondex, along with many other U.S. companies, are and have been involved in asbestos-related suits filed primarily in state courts during the past two decades. During the fiscal year ended May 31, 2003, we recorded an asbestos charge of $140.0 million for measurable known claims, which included a $51.2 million provision for future claims that were estimable as of May 31, 2003.

At the time of the reserve, we believed that the asbestos reserve would be sufficient to cover asbestos-related cash flow requirements over the estimated three-year life of the reserve. The $140.0 million charge also includes $15.0 million in total projected defense costs over the estimated three-year life of the reserve. Additionally, Bondex’s share of costs (net of then-available third-party insurance) for asbestos-related product liability claims was $6.7 million, $2.8 million and $2.3 million for the years ended May 31, 2003, 2002 and 2001, respectively.

       Net Interest Expense. Net interest expense declined $13.8 million during 2003 as a result of much lower average debt levels and lower interest rates. Interest rates on the variable portion of outstanding borrowings, averaging approximately 70% of total debt, averaged a much lower 3.8% compared with 4.5% during 2002, amounting to savings of $4.8 million in 2003. Total debt levels averaged $202.0 million lower throughout 2003, accounting for $10.0 million of interest cost saved year over year. After our issuance of 2.75% Senior Convertible Notes in May 2003, the variable rate portion of our total debt structure was down to 51.0%. During fiscal 2002, there were marketable securities gains of approximately $1.0 million that were not realized again during 2003.

       Income Before Income Taxes (“IBT”). Consolidated IBT in 2003 of $47.9 million compares with $154.1 million during 2002, with $140.0 million of this difference representing the asbestos liability charge. Excluding the charge, 2003 pro forma IBT would have been $187.9 million, or ahead $33.8 million, or 22.0%, over 2002. That represents a margin improvement on the 5.0% sales increase, to 9.2% of net sales from pro forma 7.9% during 2002, the result of the higher sales volume coupled with cost reductions and containments.

       Industrial segment IBT grew $15.9 million, or 15.0%, on 6.0% sales growth, to 11.0% of net sales compared with 10.0% of net sales during 2002. Consumer segment IBT grew $13.4 million, or 11.0%, on 3.0% sales growth to 14.0% of net sales compared with 13.0% of net sales during 2002. These operating IBT improvements totaling $29.3 million generally are the result of the growth in sales volume, certain lower raw material costs year over year, and ongoing cost reductions and containments across both operating segments.

       For a reconciliation of IBT to earnings before interest and taxes, see the Segment Information table contained on pages 25 and 26 of this prospectus.

       Income Tax Rate. The effective income tax rate provision in 2003 of 26.2% compares with 34.1% for fiscal 2002. The lower rate in 2003 is the result of the weight of the full tax benefit (37.5%) of the $140.0 million asbestos liability charge, and will not be a recurring rate. Excluding the charge, our pro forma tax rate in 2003 would have been 34.6%, up 0.5% from 2002. As a result of earnings growth, the one-time tax rate benefit from the June 1, 2001 adoption of SFAS No. 142 becomes less and less significant, and this trend is expected to continue.

       Net Income. 2003 net income of $35.3 million compares with $101.6 million during 2002 and reflects the $88.0 million after-tax cost of the 2003 asbestos liability charge. Excluding the charge, 2003 pro forma net income would have been $122.8 million, ahead 20.9%, or $21.2 million, from 2002. The return on sales would have been pro forma 6.0% compared with 5.1% for 2002. During March 2002, we sold 11.5 million common shares through a follow-on public equity offering, and this transaction had a dilutive effect of $0.01 per share on 2003 reported diluted earnings per share. Excluding the impact of the asbestos charge on earnings, the 11.5 million shares sold in March 2002 would have had a $0.07 per share dilutive effect on 2003 pro forma diluted earnings per share of $1.06.

Liquidity and Capital Resources

Operating Activities

       There was $99.6 million of cash generated from operations during the first six months of fiscal 2005 compared with $74.8 million generated during the same period a year ago, or a net increase of $24.7 million. Excluding the $47.0 million ($29.4 million after-tax) effect of the non-cash asbestos charge taken during the second quarter, which did not affect cash flow, our adjusted period-over-period increase in net income and depreciation and amortization would have been a positive $11.9 million through the first six months. “Items not affecting cash and other” and “changes in operating working capital” combined reflect a net positive generation of cash flow period-over-period of $17.9 million. Changes in trade accounts receivable generated a period-over-period increase in cash flow of $27.1 million, net of foreign exchange differences, principally due to a 2.0 day reduction in day sales outstanding, year-over-year. Inventories required an additional $17.1 million of operating cash, net of foreign exchange differences, as a result of the increased sales volume and the associated inventory required to support those levels as well as certain strategic inventory builds in light of the higher cost environment and to address certain commodity allocations. Accounts payable had a positive period-over-period effect on cash flow of $2.4 million, net of foreign exchange differences, mostly as a result of timing of payments and receipts of materials. All other remaining balance sheet changes related to “items not affecting cash and other” and “changes in operating working” had a net positive impact of $5.5 million. Management continues to focus on improving accounts receivable collection and managing inventory levels to lower levels as a result of strengthened information technology systems and continuous improvements in operating techniques, such as Class “A” manufacturing.

       In other areas, long-term and short-term asbestos-related reserves, net of taxes, resulted in period over period additional usage of cash of approximately $5.0 million, excluding the second quarter non-cash $29.4 million after-tax increase in the Company’s reserves for asbestos-related liabilities. As disclosed in our “Critical Accounting Policies and Estimates” and our discussion on asbestos litigation (refer to Item 1. Legal Proceedings, Part II-Other Information of our Quarterly Report on Form 10-Q for the quarter ended November 30, 2004), the significant increase in asbestos claims activity and the disproportionate impact of joint and several liability laws in several states on our Bondex subsidiary caused our third-party insurance to be depleted during the first quarter of fiscal 2004. Accordingly, we are now required to fund costs previously covered by third-party insurance through cash from operations. We anticipate that cash flows from operations and other sources will be sufficient to meet all asbestos-related obligations on a short-term and long-term basis.

       Cash provided from operations remains our primary source of financing internal growth, with limited use of short-term debt.

       Operating activities generated positive cash flow of $153.0 million during fiscal 2004 compared with $160.6 million generated during the same period a year ago, or a net decrease of $7.6 million. The decline is attributed to the after-tax asbestos-related payments during the year of $33.7 million, which exceeded the cash flow benefits from the improved operating performance. Excluding the impact of these asbestos costs, cash flow from operations was $186.7 million, up 16.3% from the prior year. During 2003, net income was affected by a $140.0 million ($88 million after tax) charge for asbestos-related liabilities, which had no effect on cash flow. Fiscal 2004 net income of $141.9 million represents a $19.1 million increase over the prior year’s pro forma net income of $122.8 million, after adjusting out the effect of the asbestos charge. In other areas, cash flow from operations was positively impacted by additional depreciation and amortization of $4.6 million versus the prior year. Trade accounts receivable required additional cash flow of $1.0 million year-over-year associated with the increase in sales versus the prior year, but was offset by a favorable improvement of two days sales outstanding since May 31, 2003. Inventories required an additional $33.2 million of operating cash year-over-year as a result of the increased sales volume and the associated inventory necessary to support these levels, while our days outstanding in inventory also improved by one day since May 31, 2003, to offset a portion of this cash usage. An increase in accounts payable provided $21.4 million in cash year-over-year, largely as a result of the increased inventory levels described above. Management continues to focus on improving accounts receivable collection and managing inventory levels to lower levels through strengthened information technology systems and continuous improvements in operating techniques, such as Class A manufacturing.

       Prepaid expenses and other assets were a source of cash of $35.1 million year over year, mainly as a result of collecting receivables due from insurance companies that were set up during 2003. Accrued loss reserves were a use of cash of $17.4 million year-over-year as a result of paying out claims against loss reserves that were increased in the prior year. The increase in loss reserves during 2003 was primarily the result of recording additional product liability provisions. The majority of this increase was offset by the insurance receivable described above. All other remaining balance sheet changes related to cash flows had a net positive impact of $1.7 million, mostly due to year-over-year increases in accruals related to interest, deferred income, and compensation and benefit-related liabilities.

       Changes in long-term and short-term asbestos-related reserves, net of taxes, were approximately $37.9 million year over year. As disclosed in our “Critical Accounting Policies and Estimates” and our discussion on asbestos litigation (also refer to Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004 incorporated in this prospectus by reference), the significant increase in asbestos claims activity and costs relating to our Bondex subsidiary caused our related third-party insurance to be depleted during the first fiscal quarter of 2004. Accordingly, we are now funding costs previously covered by insurance with cash from operations. We anticipate that cash flows from operations and other sources will continue to be sufficient to meet all asbestos-related obligations on a short-term and long-term basis.

Investing Activities

       Capital expenditures, other than for ordinary repairs and replacements, are made to accommodate our continued growth through improved production and distribution efficiencies and capacity, and to enhance administration. Capital expenditures during the first six months of fiscal 2005 of $21.8 million compare with depreciation of $24.7 million, well within the maintenance level of spending. We are not a capital intensive business and capital expenditures generally do not exceed depreciation in a given year. Capital spending is expected to approximate our depreciation levels for the next several years as additional capacity is brought on-line to support our continued growth. With additional minor plant expansions, we believe there will be adequate production capacity to meet our needs for the next several years at normal growth rates.

       During the first six months of fiscal 2005, we invested a total of $9.9 million for one product line acquisition and received proceeds of $4.5 million from the sale of assets.

       Capital expenditures in fiscal 2004 of $51.3 million compare with depreciation of $47.8 million.

       During fiscal 2004, we made investments totaling $37.7 million, net of cash acquired (refer to Note A (3) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004), for four product line acquisitions and one minority interest acquisition.

       Our captive insurance companies invest in marketable securities in the ordinary course of conducting their operations, and this activity will continue (refer to Note A (7) of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004). Differences in these activities between years are attributable to the timing and performance of their investments.

Financing Activities

       On June 6, 2002, we entered into a $125.0 million accounts receivable securitization transaction with several banks through May 24, 2005, which is subject to continuation by an annual renewal by the banks. The securitized accounts receivable are owned in their entirety by RPM Funding Corporation, a wholly owned consolidated special-purpose entity (“SPE”), and are not available to satisfy claims of our creditors until the participating banks’ obligations have been paid in full. This securitization is being accomplished by having certain subsidiaries sell various of their accounts receivable to the SPE, and by having the SPE then transfer those receivables to a conduit administered by the banks. This securitization did not constitute a form of off-balance sheet financing, and is fully reflected in our financial statements. The amounts available under this program are subject to changes in the credit ratings of our customers, customer concentration levels and certain characteristics of the underlying accounts receivable. This transaction increased our liquidity and reduced our financing costs by replacing up to $125.0 million of existing borrowing at lower interest rates. As of November 30, 2004, there were no outstanding balances under this program.

       On February 12, 2003, we announced the authorization of a share repurchase program, allowing the repurchase of up to 10 million shares of RPM common stock over a period of 12 months. We had repurchased 100,000 of our shares at an average price of $11.67 per share under the program. This program is no longer active.

       In May 2003, we issued $297.0 million face value at maturity unsecured 2.75% Senior Convertible Notes (“2.75% Notes”) due May 13, 2033 as a means of refinancing. We generated net proceeds of $146 million from the sale of the 2.75% Notes. The 2.75% Notes are convertible into 8,034,355 shares of our common stock at a price of $18.68 per share, subject to adjustments, during any fiscal quarter for which the closing price of our common stock is greater than $22.41 per share for a defined duration of time. The 2.75% Notes are also convertible during any period in which our credit rating is below a specified level, or if specified corporate transactions have occurred. The 2.75% Notes are redeemable by the holder for the issuance price plus accrued original issue discount in May 2008, 2013, 2018, 2023, 2028 and 2033. Interest on the 2.75% Notes is payable at a rate of 2.75% beginning November 13, 2003 until May 13, 2008, depending upon the market price of the 2.75% Notes. After that date, cash interest will only accrete and will not be paid prior to maturity, subject to certain contingencies.

       Also in May 2003, we established a $200.0 million non-rated commercial paper (“CP”) program under which borrowings are unsecured for terms of 270 days or less. This CP program currently allows for lower interest cost than that available under our $500.0 million, five-year revolving credit facility. The $500.0 million credit facility is available to back up our CP program to the extent it is not drawn upon. As of November 30, 2004, there was $1.0 million outstanding under this CP program.

       In December 2003, we issued and sold $200.0 million of 6.25% Senior Notes due 2013 as a means of refinancing. The notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United State under Regulation S. The entire net proceeds of $197 million from this offering were used to repay in full the $128.0 million of the then-outstanding borrowings under our $500.0 million revolving credit facility and $69.0 million of the then-outstanding $72.0 million balance under our asset securitization program. On July 13, 2004, we completed an exchange offer pursuant to which holders exchanged the initial notes for notes registered under the Securities Act.

       On September 30, 2004, we issued and sold $200 million aggregate principal amount of 4.45% Senior Notes due 2009, which we concurrently swapped back to floating interest rate debt. The 4.45% Senior Notes were offered only to qualified institutional buyers under Rule 144A of the Securities Act. A portion of the total estimated net proceeds of $198.0 million (after payment of expenses and the initial purchasers’ discount) from that offering were used to refinance portions of our current outstanding floating rate indebtedness and satisfy our indebtedness under our $15.0 million aggregate principal amount 6.12% Senior Unsecured Notes due 2004, which matured November 15, 2004. The remainder of the net proceeds is being held in cash and short-term investments to be available to satisfy some or all of our indebtedness under our $150.0 million 7.0% Senior Notes due 2005, which mature on June 15, 2005. We are offering to exchange these initial notes for exchange notes pursuant to this prospectus.

       During November 2004, we refinanced our $500 million revolving credit facility with a $330 million 5-year credit facility (the “Facility”). This new facility will be used for general corporate purposes, including acquisitions and to provide back-up liquidity for the issuance of commercial paper. The facility provides for borrowings in U.S. dollars and several foreign currencies and provides sublimits for the issuance of letters of credit in an aggregate amount of up to $25 million and a swing-line of up to $20 million for short-term borrowings of less than 15 days. In addition, the size of the facility may be expanded upon our request by up to an additional $100 million, thus potentially expanding the facility to $430 million, subject to lender approval.

       We are exposed to market risk associated with interest rates. We do not use financial derivative instruments for trading purposes, nor do we engage in foreign currency, commodity or interest rate speculation. Our hedged risks are associated with certain fixed rate debt whereby we have a $200 million notional amount interest rate swap contract designated as a fair value hedge to pay floating rates of interest based on six-month LIBOR that matures during fiscal 2010. Because the critical terms of the debt and the interest rate swap match, the hedge is considered perfectly effective against changes in the fair value of the debt and therefore, there is no need to periodically reassess the effectiveness during the term of the hedge.

       Our debt-to-capital ratio was 44% at November 30, 2004, up from 43% at May 31, 2004. Had we been able to reduce our total outstanding debt by all of our cash and short-term investments available as of November 30, 2004 and May 31, 2004, to satisfy some or all of our indebtedness, our adjusted net (of cash) debt-to-capital ratio would have been 37% and 41%, respectively.

       We have entered into contracts with various third parties in the normal course of business that will require future payments. The following table summarizes our financial obligations and their expected maturities at November 30, 2004 and the effect such obligations are expected to have on our liquidity and cash flow in the periods indicated.

		Payments Due In
	Total Contractual
	Payment Stream	2005	2006-07	2008-09	After 2009

	(In thousands)
Long-term debt obligations	$842,090	$4,164	$11,167	$626,710	$200,049
Operating lease obligations(1)	71,379	20,002	26,297	10,769	14,311
Other long-term liabilities(2)	144,200	11,300	16,000	27,100	89,800

Total	$1,057,669	$35,466	$53,464	$664,579	$304,160

(1)	We calculate non-cancelable operating lease obligations on an annual basis and consequently such information is not available at November 30, 2004. The amounts shown above represent the obligations at May 31, 2004.

(2)	These amounts represent our estimated cash contributions to be made in the periods indicated for our pension and postretirement plans in the U.S. and Canada, assuming no actuarial gains or losses, assumption changes or plan changes occur in any period. Projections for our other non- U.S. plans are not currently determinable (see Note E to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended November 30, 2004 incorporated in this prospectus by reference).

       The condition of the U.S. dollar fluctuated throughout fiscal 2004, and was moderately weaker against other major currencies where we conducted operations at fiscal year end over the previous year end, causing favorable change in the accumulated other comprehensive loss (refer to Note A (4 & 5) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004 incorporated in this prospectus by reference) component of stockholders’ equity of $9.7 million this year versus $39.9 million last year. This change was in addition to positive changes of $1.1 million and $2.5 million related to adjustments required for minimum pension liabilities and unrealized gain (loss) on securities, respectively.

       We maintain excellent relations with our banks and other financial institutions to provide continual access to financing for future growth opportunities.

Off-Balance Sheet Financings

       We do not have any off-balance sheet financings, other than the minimum leasing commitments described in Note E (Leases) of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004, which is incorporated by reference herein. We have no subsidiaries that are not included in our financial statements, nor do we have any interest in or relationships with and special-purpose entities that are not reflected in our financial statements.

Qualitative and Quantitative Disclosures about Market Risk

       We are exposed to market risk from changes in interest rates and foreign currency exchange rates because we fund our operations through long- and short-term borrowings and denominate our business transactions in a variety of foreign currencies. A summary of our primary market risk exposures follows.

     Interest Rate Risk

       Our primary interest rate risk exposure results from our floating rate debt, including various revolving and other lines of credit (refer to Note B of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004). If interest rates were to increase 100 bps (1%) from May 31, 2004 and assuming no changes in debt from the May 31, 2004 levels, the additional annual interest expense would amount to approximately $1.6 million on a pre-tax basis. We currently do not hedge our exposure to floating interest rate risk.

     Foreign Currency Risk

       Our foreign sales and results of operations are subject to the impact of foreign currency fluctuations (refer to Note A (4) of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004). As most of our foreign operations are in countries with fairly stable currencies, such as Belgium, Canada and the United Kingdom, this effect has not generally been material. In addition, foreign debt is denominated in the respective foreign currency, thereby eliminating any related translation impact on earnings.

       If the U.S. dollar continues to weaken, our foreign results of operations will be positively impacted, but the effect is not expected to be material. A 10% change in foreign currency exchange rates would not have resulted in a material impact to net income for the year ended May 31, 2004. We do not currently hedge against the risk of exchange rate fluctuations.

BUSINESS

Overview

       We are a leading manufacturer and marketer of high quality specialty paints, protective coatings and roofing systems, sealants and adhesives, focused on the maintenance and improvement needs of both the industrial and consumer markets. Our success is due to our balanced portfolio of businesses, as well as to our strong management team and entrepreneurial culture, which provides our business units the flexibility necessary to achieve leadership positions in high margin, specialty niche markets. We also attribute our success to our position as a well-recognized industry consolidator, as demonstrated by our completion of 69 acquisitions since 1991. Our strategy is to build upon our history of strong financial performance and operational success through: organic growth through new product introductions and market expansion; acquisitions of entrepreneurial, synergistic and strategic businesses and product lines; and ongoing margin improvement initiatives.

       Our family of products includes many well-known brand names such as Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. Our portfolio of businesses is organized into two segments: industrial and consumer. Our industrial segment constituted approximately 55% and 57%, respectively, of net sales for the fiscal year ended May 31, 2004 and the six-month period ended November 30, 2004, and includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. Our consumer segment constituted approximately 45% and 43%, respectively, of net sales for the fiscal year ended May 31, 2004 and the six-month period ended November 30, 2004, and includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products. As of May 31, 2004, we sold our products in over 140 countries and territories and operated manufacturing facilities in approximately 74 locations around the world, with approximately 22% of net sales generated in international markets. For the fiscal year ended May 31, 2004 and the six months ended November 30, 2004, we recorded net sales of approximately $2.308 billion and $1,285.0 million, respectively.

Our Competitive Strengths

•	Global Leader In Markets Served. We maintain a leading market position in many of the markets we serve. We believe that customers of our industrial segment value our high quality products, which are frequently requested or specified for a variety of commercial and industrial projects, as well as our ability to supply multiple products and customized solutions. In our consumer segment, we have developed and maintained our market leadership positions by building upon our well-recognized brand name products and sales, marketing and service organizations that strive to ensure that our product lines and new product development efforts are aligned with our customer needs. An important element of our long-term success is our ability to capitalize on the strength of our leading brands to achieve premium pricing. We also seek to align ourselves with the most attractive distribution channels to maintain accelerated levels of growth.

•	Balanced Portfolio of Leading Brand Names. Our balanced product portfolio contains some of the most well-recognized brands in the industrial and consumer markets in which we compete. Our leading brands include Carboline, DAP, Day-Glo, Flecto, Rust-Oleum, Stonhard, Tremco and Zinsser. We believe that many of our brands are recognized in the markets as leaders in quality and reliability providing us with important competitive advantages with respect to introducing new products, maintaining or gaining market share and developing a stable customer base. We also believe our balanced portfolio of businesses, with their focus on maintenance, repair and improvement applications, enables us to better weather economic cycles because our exposure is spread across a wide range of industries, sales channels and end-users. In addition, our internal growth is enhanced by the mutually beneficial customer relationships we have developed with home centers, mass merchandisers and co-ops who value our brands and proprietary MarketScope category management initiatives.

•	Value-Added Customer-Oriented Solutions. Our operating companies have developed specialized sales, marketing and service organizations that maintain close relationships with our customers to provide unique solutions to their needs. We have not only worked to build a reputation for customer responsiveness, but have also promoted product and brand development. Examples of our customer-oriented solutions include:

In the industrial segment, we have developed, in conjunction with our customers, proprietary customized solutions designed to reduce various manufacturing inefficiencies and quality control problems such as:

•	Stonhard, which has developed and installed proprietary electrostatic dissipating flooring systems for a leading worldwide microelectronics manufacturer as well as for circuit board assembly companies and auto manufacturers which have reduced premature end use product failures frequently caused by excessive static electricity during the manufacturing or assembly process; and

•	Carboline and Plasite, which have worked with a leading soft drink manufacturer, as well as other food and beverage manufacturers, to develop railcar tank linings to protect food and beverage ingredients during transport. Carbon steel tanks protected by Carboline and Plasite coatings provide these companies with a quality, low-cost alternative to stainless steel railcar tanks.

In the consumer segment, we have expanded our market share by focusing on providing creative solutions to meet the needs of both our retail and end-user customers. Some examples of these solutions include:

•	DAP, which has simplified the use of certain DIY products by creating consumer-friendly solutions for less experienced end-users. For instance, DAP developed Drydex, a spackle with a color indicator feature that changes from pink to white as it dries, indicating when it is ready for sanding. DAP has also developed a packaging and dispensing system that provides for the easy delivery of caulk; and

•	Rust-Oleum, which has been a pioneer in the home improvement market with its MarketScope category management concept. MarketScope optimizes a retailer’s sales potential, shelf space and product offerings by tailoring customer displays to match regional or local consumer buying patterns. This program has accelerated sales in the small project paint category for our customers, including the major home centers. We believe the value afforded to home centers and mass retailers by our marketing programs, including MarketScope, is evidenced by numerous Vendor of the Year titles awarded to our franchises.

•	Entrepreneurial Culture and Strong Management Team. Since our founding in 1947, we have operated under a basic business philosophy — “hire the best people you can find, create an atmosphere that will keep them, and then let them do their jobs.” We have sustained a culture that balances an entrepreneurial spirit with disciplined corporate oversight. Most of our operating company managers have joined us as a result of significant acquisitions and were either founders or second-generation family members of the founders of these acquired businesses. Our decentralized structure and incentive based compensation philosophy have contributed to our growth for the past 50 years. We believe that we have strong and proven leadership both at the corporate and operating segment levels.

Our Business Strategy

       From 1947 to 2004, we recorded sales growth in 56 out of 57 years, with earnings growth in 55 of those years interrupted only by our strategic restructuring initiated in fiscal 2000 to reduce costs across our operations and the asbestos reserve taken during 2003. Our business objective continues to be to profitably grow our businesses within new and existing domestic and foreign markets where we can achieve and maintain significant market leadership with our high quality products. As a result, our internal growth and acquisition strategies have consistently focused on specialty, niche markets where we can acquire or enhance a leading market position. We pursue this goal with an entrepreneurial strategy and structure that allows us to tailor our products and services and respond quickly to customer and market needs. We believe that localized customer and market focused sales, marketing and product development efforts combined with the financial, administrative and operational strengths and synergies of a large global corporation are the best way to deliver value to our customers and shareholders. Key elements of our business strategy include the following:

•	Focus On Driving Base Business Growth. We manage our operations for growth on a decentralized basis to provide our operating units the flexibility to perform in an entrepreneurial environment, build specific brand identity and provide focused service capabilities in order to respond quickly in the markets they serve.

       The primary drivers of our internal growth include:

Industrial Segment:

•	introducing value-added, cost-effective problem-solving capabilities, such as our development of specialized tank lining systems for our customers in the soft drink and food processing industries;

•	cross-selling our product offerings, including our relationships with customers in the pulp and paper sector and oil services industries who have benefited from our ability to provide a collection of Plasite and Carboline industrial coatings and corrosion control products and Fibergrate floor systems;

•	expanding geographically, such as Carboline’s strategic initiatives in a range of markets globally including Europe, the Middle East and Asia;

•	creating new markets for existing products, such as Fibergrate’s collaboration with our Dryvit subsidiary that developed an architecturally acceptable protective screen for cell phone towers that offers significantly less interference with transmissions compared to traditional steel grating; and

•	extending our product lines, such as Stonhard’s introduction of a lower cost epoxy terrazzo commercial flooring alternative to our high-end industrial based polymer floor systems.

Consumer Segment:

•	aligning our operating units with the fastest growing customers and distribution channels, such as Rust-Oleum, Zinsser and DAP in the primary home improvement distribution channels;

•	expanding through select product line extensions, such as Zinsser’s introduction of a new line of decorative paint products and Rust-Oleum’s introduction of the American Accents and Painter’s Touch lines;

•	growing market share by leveraging the strength of our distribution channels, as exemplified by Rust-Oleum’s integration of Flecto and the growth in demand for the

Papertiger wall covering tool which has benefited from the strong market presence of Zinsser’s specialty paint primer and wallpaper products; and

•	introducing new products, such as DAP’s Kwik Seal Plus with Microban, Drydex spackle and SideWinder product lines.

•	Well-Recognized Industry Consolidator. We are a leading industry consolidator and operate as a holding company for the businesses we acquire. We typically retain the management teams of the companies we acquire and endeavor to maintain management’s operational independence at the subsidiary level. Our acquisitions fit into one of three categories:

•	entrepreneurial companies with leading positions in niche markets, such as Day-Glo (fluorescent pigments) and TCI (powder coatings);

•	synergistic businesses or product lines that can be integrated into existing operations, such as Rust-Oleum’s integration of Flecto (wood finishes) and Epoxi-Tech (breathable, water-based coatings for basements, garages and driveways); and

•	strategic acquisitions to complement our existing operations, such as Rust-Oleum (rust preventative and decorative coatings), Stonhard (flooring systems), Tremco (roofing applications) and DAP (caulks and sealants).

       We have made 69 acquisitions since 1991, the most notable of which include Stonhard (1993), Rust-Oleum (1994), Tremco (1997) and DAP (1999). We are committed to preserving the operational independence of most of our acquired businesses, yet have consistently demonstrated our ability, when appropriate, to integrate businesses to improve the operating results of the acquired companies. We consider synergistic opportunities in manufacturing, marketing, product research and materials purchasing when evaluating integration possibilities.

•	Enhance Profitability Through Operational Improvements. We continually pursue initiatives to enhance profitability by lowering our operating costs through focused corporate leadership and operating company support. We also regularly review and evaluate our portfolio of businesses based on various strategic, operational and financial performance criteria. In March 2001, for example, we divested the commercial Durabond unit of DAP, which did not fit our long-term strategy for our business. All of these actions are an integral part of our efforts to leverage earnings growth.

       The combination of our internal growth and acquisitions over the years has enabled us to take advantage of enhanced purchasing power for raw materials and packaging, such as titanium dioxide, epoxy resins, aerosol propellants, solvents and cans and pails. We have also extended this purchasing leverage into areas such as insurance and employee benefits. The resulting reduction in costs strengthen our ongoing operations and benefit the companies we acquire.

Products and Markets

Industrial Segment

       Industrial segment products are sold throughout North America and account for most of our sales in Europe, South America, Asia, South Africa, Australia and the Middle East. Our industrial businesses, which account for the majority of our international sales, sell directly to contractors, distributors and end-users, such as industrial manufacturing facilities, educational and governmental institutions and commercial establishments. Our industrial segment generated approximately $1.273 billion and $730.4 million in net sales for the fiscal year ended May 31, 2004 and the six months ended November 30, 2004, respectively, and is comprised of the following major product lines:

•	sealants and institutional roofing systems used in building protection, maintenance and weatherproofing applications marketed under our well-established Tremco, Republic, Vulkem and DYmeric brand names. Recently introduced products include basement waterproofing sealants marketed under the Tuff-n-Dri and Watchdog Waterproofing brand names and specialized roofing maintenance and related services marketed under the Weatherproofing Technologies brand name;

•	high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces marketed under the Stonhard brand name including flooring systems marketed under the Stonblend RTZ brand name. We also manufacture and supply molded and pultruded fiberglass reinforced plastic gratings used for industrial platforms, staircases and walkways marketed under the Fibergrate brand name;

•	high-performance, heavy-duty corrosion control coatings and structural and fireproofing protection products and secondary containment linings for a wide variety of industrial infrastructure applications under the Carboline, Nullifire and Plasite brand names;

•	exterior insulating finishing systems including textured finish coats, sealers and variegated aggregate finishes marketed under the Dryvit brand name; and

•	a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under the TCI brand name, fluorescent colorants and pigments marketed under the Day-Glo brand name, concrete and masonry additives marketed under the Euco brand name, commercial carpet and floor cleaning solutions marketed under the Chemspec brand name, wood and lumber treatments marketed under the Kop-Coat brand name and pleasure marine coatings marketed under the Pettit, Woolsey and Z-Spar brand names.

Consumer Segment

       The consumer segment manufactures and markets professional and do-it-yourself (“DIY”) products for home maintenance and improvement, automotive and boat repair and maintenance, and hobby and leisure applications. The consumer segment’s major manufacturing and distribution operations are located in North America. Consumer segment products are sold throughout North America to mass merchandisers, home improvement centers, hardware stores, paint stores, automotive supply stores, craft shops and through distributors. Our consumer segment generated approximately $1.035 billion and $554.6 million in net sales for the fiscal year ended May 31, 2004 and the six months ended November 30, 2004, respectively, and is comprised of the following major product lines:

•	a broad line of coating products sold under various Rust-Oleum brands to protect and beautify metal, wood and concrete surfaces for the DIY and professional markets. Leading brands within the Rust-Oleum portfolio include Stops Rusts, American Accents, Painter’s Touch, Specialty, Professional, Tremclad, Varathane, Mono, Watco, Epoxy Shield, Industrial Choice, Labor Saver, Road Warrior, Sierra Performance, Hard Hat, Mathys, Combi Color and Noxyde;

•	a complete line of caulks and sealants, patch and repair products and adhesives for the home improvement, repair and construction markets through our wide assortment of DAP products. Leading brands within the DAP portfolio include Alex Plus, Kwik Seal Plus with Microban, SideWinder Advanced Siding and Window Sealant, Weldwood, ‘33’, Plastic Wood, Drydex, Easy Solutions, Crackshot and Phenoseal;

•	a broad line of specialty paint primers and sealers marketed under the Zinsser, B-I-N, Bulls Eye 1-2-3, Cover-Stain and Sealcoat brand names, as well as wallcovering removal and preparation coatings under the principal brands of DIF, Papertiger and Shieldz. Recently introduced products include primers and sealers marketed under the Perma White and Watertite brand names and wallpaper tools marketed under the Walworks brand name; and

•	an assortment of other products, including autobody aftermarket paints and repair products marketed under the Bondo brand name, hobby paints and cements marketed under the Testors brand name, wood furniture finishes and touch-up products marketed under the CCI, Mohawk, Chemical Coatings and Westfield Coatings brand names, deck and fence restoration products marketed under the Wolman brand name, high-end wallcoverings and fabrics marketed under the Thibaut brand name, metallic and faux finish coatings under the Modern Masters brand name and shellac-based specialty coatings for industrial uses, edible glazes and food coatings by Mantrose-Haeuser, and Nature Seal brand coatings that preserve sliced fruit and vegetables.

Foreign Operations

       Our foreign manufacturing operations for the fiscal year ended May 31, 2004 accounted for approximately 20% of our total net sales (which does not include exports directly from the United States). We also receive license fees and royalty income from numerous license agreements and also have joint ventures accounted for under the equity method in various foreign countries. We have manufacturing facilities in Argentina, Belgium, Brazil, Canada, China, Colombia, Germany, Italy, Mexico, New Zealand, The Netherlands, Poland, South Africa, the United Arab Emirates and the United Kingdom, and sales offices or public warehouse facilities in Australia, Canada, Finland, France, Germany, Hong Kong, Iberia, Mexico, the Philippines, Singapore, Sweden, the United Kingdom and several other countries.

Competition

       We are engaged in a highly competitive industry and, with respect to all of our major products, face competition from local, regional and national firms. The industry is fragmented, and we do not compete with any one company in particular. Companies that operate in our industry include Carlisle, Degussa, GE Plastics, ICI, Masco, PPG, Rohm and Haas, Sika Finanz, Sherwin-Williams and Valspar.

       Several of these companies have greater financial resources and sales organizations than us. While third-party figures are not necessarily available with respect to the size of our position in the market for each of our products, we believe based on our internal reports that we are a major producer of roofing systems, aluminum coatings, cement-based paint, hobby paints, pleasure marine coatings, furniture finishing repair products, automotive repair products, industrial corrosion control products, consumer rust-preventative coatings, polymer flooring, fluorescent coatings and pigments, exterior insulation finish systems, molded and pultruded fiberglass reinforced plastic grating and shellac-based coatings. However, we do not believe that we have a significant share of the total protective coatings market. For further information on competition, see “Business — Competition” in our most recent Annual Report on Form 10-K which is incorporated by reference in this prospectus.

Intellectual Property

       We continue to conduct significant research and development through our subsidiaries, whose portfolio of intellectual property includes numerous valuable patents, trade secrets, know-how, domain names, trademarks and trade names. Other than DAY-GLO®, RUST-OLEUM®, CARBOLINE®, DAP® and TREMCO®, we do not believe that any single patent, trademark, name or license, or group of these rights, is material to our business. For more information on our intellectual property, please refer to the “Business — Intellectual Property” section in our Annual Report on Form 10-K for the year ended May 31, 2004, incorporated in this prospectus by reference.

Raw Materials

       We do not have any single source suppliers of raw materials that are material to our business, and we believe that alternate sources of supply of raw materials are available to us for most of our raw materials. Where shortages of raw materials have occurred, we have been able to reformulate products to use more readily available raw materials. Although we have been able to reformulate products to use more readily available raw materials in the past, we cannot guarantee that we will have the ability to do so in the future.

Seasonal Factors

       Our business is dependent on external weather factors. We have historically experienced strong sales and net income in our first, second and fourth fiscal quarters comprised of the three month periods ending August 31, November 30 and May 31, respectively, with weaker performance in our third fiscal quarter (December through February).

Customers

       We have a broad customer base, and our business is not dependent upon any one customer or small group of customers. However, some of our operating companies, particularly in the consumer segment, face a substantial amount of customer concentration. Our key customers include Ace Hardware Stores, Canadian Tire, Cotter & Company, Do It Best, The Home Depot, Lowe’s Home Centers, Menards, W.W. Grainger and Wal-Mart. Sales to our nine largest customers accounted for approximately 25%, 24% and, 24% of our consolidated net sales for the fiscal years ended May 31, 2004, 2003 and, 2002, respectively, and 55%, 53% and 50% of the consumer segment’s net sales for the same years. For the fiscal years ended May 31, 2004, 2003 and 2002, sales to The Home Depot accounted for approximately 12%, 12% and 11%, respectively, of our consolidated net sales.

Research and Development

       Our research and development work is performed in various laboratory locations throughout the United States. During fiscal years 2004, 2003 and, 2002, we invested approximately $26.2 million, $23.8 million and, $20.9 million, respectively, on research and development activities. In addition to this laboratory work, we view our field technical service as being integral to the success of its research activities. The research and development activities and the field technical service costs are both included as part of our selling, general and administrative expenses.

Environmental Matters

       We are subject to numerous foreign, federal, state and local environmental protection and health and safety laws and regulations governing, among other things:

•	the sale, export, generation, storage, handling, use and transportation of hazardous materials;

•	the emission and discharge of hazardous materials into the soil, water and air; and

•	the health and safety of our employees.

       We also are required to obtain permits from governmental authorities for certain operations. We cannot assure you that we have been or will be at all times in complete compliance with such laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators.

       Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. Persons who arrange for the disposal or treatment of hazardous substances also may be responsible for the cost of removal or remediation of these substances, even if such persons never owned or operated any disposal or treatment facility. Certain of our subsidiaries are involved in various environmental claims, proceedings and/or remedial activities relating to facilities currently or previously owned, operated or used by these subsidiaries, or their predecessors. In addition, we or our subsidiaries, together with other parties, have been designated as potentially responsible parties, or PRPs, under federal and state environmental laws for the remediation of hazardous waste at certain disposal sites. In addition to clean-up actions brought by federal, state and local agencies, plaintiffs could raise personal injury, natural resource damage or other private claims due to the presence of hazardous substances on a property. Environmental laws often impose liability even if the owner or operator did not know of, or was not responsible for, the release of hazardous substances.

       We have in the past, and will in the future, incur costs to comply with environmental laws. Environmental laws and regulations are complex, change frequently and have tended to become stringent over time. In addition, costs may vary depending on the particular facts and development of new information. As a result, our operating expenses and continuing capital expenditures may increase. More stringent standards may also limit our operating flexibility. In addition, to the extent hazardous materials exist on or under real property, the value and future use of that real property may be adversely affected. Because our competitors will have similar restrictions, we believe that compliance with more stringent environmental laws and regulations is not likely to affect our competitive position. However, a significant increase in these costs could adversely affect our business, results of operations, financial condition or cash flows. For information regarding environmental accruals, see Note H (Contingencies and Loss Reserves) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended May 31, 2004, incorporated by reference in this prospectus.

Legal Proceedings

       From time to time, RPM is a party to legal proceedings that we consider to be a part of the ordinary course of business. Other than claims and proceedings with respect to asbestos and EIFS litigation, we do not believe that the outcome of other claims and legal proceedings in which we are a party, if determined unfavorably, would have a material and adverse impact on our consolidated financial position or results of operations. For further information regarding our asbestos litigation, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included elsewhere in this prospectus, as well as the disclosures in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K incorporated by reference herein. For further information regarding our EIFS litigation, please refer to the “Risk Factors” section included elsewhere in this prospectus, as well as the disclosures in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K incorporated by reference herein.

       In addition to the above, various of our subsidiaries are, from time to time, identified as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act and similar state statutes. In some cases, our subsidiaries are participating in the cost of certain clean-up efforts or other remedial actions. However, our share of such costs has not been material and we believe that these environmental proceedings will not have a material adverse effect upon our consolidated financial position or results of operations. For more information regarding our environmental proceedings, please refer to the disclosures in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K incorporated by reference herein, as well as the “Business — Environmental Matters” section contained herein.

MANAGEMENT

Executive Officers and Directors

       Our executive officers and directors are described below. The authorized number of directors is presently fixed at twelve, with the board divided into three classes of four directors each, with each director serving a three year term.

Name	Age	Position and Offices with the Company

Thomas C. Sullivan	67	Chairman of the Board
Frank C. Sullivan	44	President and Chief Executive Officer and a Director
Ronald A. Rice	42	Senior Vice President — Administration and Assistant Secretary
P. Kelly Tompkins	48	Senior Vice President, General Counsel and Secretary
Dennis F. Finn	52	Vice President — Environmental and Regulatory Affairs
Glenn R. Hasman	50	Vice President — Finance and Communications
Paul G. P. Hoogenboom	44	Vice President — Operations and Chief Information Officer
Stephen J. Knoop	40	Vice President — Corporate Development
Robert L. Matejka	62	Vice President, Chief Financial Officer and Controller
Keith R. Smiley	42	Vice President, Treasurer and Assistant Secretary
Dr. Max D. Amstutz	76	Director
Edward B. Brandon	73	Director
Bruce A. Carbonari	49	Director
James A. Karman	67	Director
Donald K. Miller	73	Director
William A. Papenbrock	66	Director
Albert B. Ratner	77	Director
William B. Summers, Jr.	54	Director
Dr. Jerry Sue Thornton	58	Director
Joseph P. Viviano	66	Director

       Thomas C. Sullivan has been our Chairman of the Board since October 1971. From June 1971 through September 1978, Mr. Sullivan served as our President and, prior to that time, as Executive Vice President. Mr. Sullivan commenced employment with us in 1961, and he has been a Director since 1963. From 1971 until his retirement in October 2002, he was also our Chief Executive Officer. Mr. Sullivan is also a director of Agilysys, Inc., Huffy Corporation and Kaydon Corporation. Mr. Sullivan is the father of Frank C. Sullivan, our President and Chief Executive Officer.

       Frank C. Sullivan was elected Chief Executive Officer in October 2002 and President on August 5, 1999. From October 1995 to August 1999 he served as Executive Vice President, and was Chief Financial Officer from October 1993 to August 1999. Mr. Sullivan served as a Vice President from October 1991 to October 1995. Prior to these periods, he served as our Director of Corporate Development from February 1989 to October 1991. Mr. Sullivan served as Regional Sales Manager, from February 1988 to February 1989, and as a Technical Service Representa-

tive, from February 1987 to February 1988, of AGR Company, an Ohio General Partnership formerly owned by us. Prior to February 1987, Mr. Sullivan was employed by First Union National Bank from 1985 to 1986 and Harris Bank from 1983 to 1985. Mr. Sullivan is also a director of The Timken Company. Mr. Sullivan is the son of Thomas C. Sullivan, our Chairman of the Board.

       Ronald A. Rice was elected Senior Vice President — Administration on October 11, 2002 and has also served as an Assistant Secretary since 1999. From October 2001 to October 2002, he served as Vice President — Administration. From August 1999 to October 2001, he served as our Vice President — Risk Management and Benefits. From 1997 to August 1999, he served as Director of Risk Management and Employee Benefits, and from 1995 to 1997 he served as Director of Benefits. From 1985 to 1995, Mr. Rice served in various capacities with the Wyatt Company, most recently he served as Senior Account Manager from 1992 to 1995.

       P. Kelly Tompkins was elected Senior Vice President on October 11, 2002. He has served as General Counsel and Secretary since June 1998, and has served as Vice President from June 1998 to October 2002. From June 1996 to June 1998, Mr. Tompkins served as Assistant General Counsel. From 1987 to 1995, Mr. Tompkins was employed by Reliance Electric Company in various positions including Senior Corporate Counsel, Director of Corporate Development and Director of Investor Relations. From 1985 to 1987, Mr. Tompkins was employed as a litigation attorney by Exxon Corporation and from 1981 to 1984, was employed as a corporate attorney by Reliance Electric Company, an affiliate of Exxon.

       Dennis F. Finn was elected Vice President — Environmental and Regulatory Affairs on October 12, 2001. Prior to joining us in November 2000 as director of environmental and regulatory affairs, Mr. Finn served for 10 years as director of environmental health and safety at Day-Glo Color Corp., one of our operating companies. He also held various positions with Nalco Chemical Company and HT Research Institute.

       Glenn R. Hasman was elected Vice President — Finance and Communications on August 1, 2000. Mr. Hasman served as our Vice President — Controller from August 1999 to August 2000 and served as Vice President-Financial Operations from October 1993 to August 1999. From July 1990 to October 1993, Mr. Hasman served as Controller. From September 1982 through July 1990, Mr. Hasman served in a variety of management capacities, most recently Vice President — Operations and Finance, Chief Financial Officer and Treasurer, with a former wholly owned subsidiary of RPM. From 1979 to 1982, Mr. Hasman served as our Director of Internal Audit and from 1976 to 1979 he was associated with Ciulla, Smith & Dale, LLP, independent accountants.

       Paul G. P. Hoogenboom was elected Vice President — Operations on August 1, 2000 and Chief Information Officer on October 11, 2002. In 1999, Mr. Hoogenboom served as Vice President and General Manager of our e-commerce subsidiary, RPM-e/c, Inc. From 1998 to 1999, Mr. Hoogenboom was a Director of Cap Gemini, a computer systems and technology consulting firm. During 1997, Mr. Hoogenboom was employed as a strategic marketing consultant for Xylan Corporation, a network switch manufacturer. From 1994 to 1997, Mr. Hoogenboom was Director of Corporate I.T. and Communications for A.W. Chesterton Company, a manufacturer of fluid sealing systems.

       Stephen J. Knoop was elected Vice President — Corporate Development on August 5, 1999. From June 1996 to August 1999, Mr. Knoop served as our Director of Corporate Development. From 1990 to May 1996, Mr. Knoop was an associate at Calfee, Halter & Griswold LLP.

       Robert L. Matejka was elected Chief Financial Officer on October 12, 2001 and Vice President — Controller on August 1, 2000. From 1995 to 1999, he served as Vice President — Finance of the motor and drive systems businesses of Rockwell International Corporation. From 1973 to 1995, Mr. Matejka served in various capacities with Reliance Electric Company, most recently as its Assistant Controller. From 1965 to 1973, he was an Audit Supervisor with Ernst & Young.

       Keith R. Smiley was elected Vice President and Assistant Secretary on August 5, 1999, and has served as our Treasurer, since February 1997. From October 1993 to February 1997, he served as our Controller. From January 1992 until February 1997, Mr. Smiley also served as our Internal Auditor. Prior thereto, he was associated with Ciulla, Smith & Dale, L.L.P.

       Dr. Max D. Amstutz has been on our board of directors since 1995 and has held his present position as Chairman of Finter Bank Zurich, Switzerland, since 1994. From 1998 to 2002, Dr. Amstutz was the Chairman of SGS-Societe Generale de Surveillance Holding S.A., a leader in verification, testing and certification. From 1994 to 2000, Dr. Amstutz was Chairman and Chief Executive Officer of Von Roll Holding Ltd. a designer and manufacturer of environmental technology products, electrotechnical and industrial insulation systems and industrial metal specialties.

       Edward B. Brandon has been on our board of directors since 1989. Mr. Brandon retired in 1995 as Chairman of National City Corporation. Mr. Brandon also served as the Chief Executive Officer of National City Corporation from 1987 until 1995.

       Bruce A. Carbonari has been on our board of directors since 2002. He is the President and Chief Executive Officer of Fortune Brands Home and Hardware, a consumer products company specializing in kitchen, bath and related products. Fortune Brands operating units include Moen Incorporated, a producer of residential and commercial plumbing products. Prior to joining the Moen business as President and Chief Operating Officer in 1990, Mr. Carbonari was Executive Vice President and Chief Financial Officer of Stanadyne, Inc., Moen’s parent company at that time. He began his career at PricewaterhouseCoopers prior to joining Stanadyne in 1981. Mr. Carbonari also serves on the Board of the Rock and Roll Hall of Fame.

       James A. Karman served as the Vice Chairman of the Board from August 1999 until October 2002. From September 1978 to August 1999, he served as our President and Chief Operating Officer. Mr. Karman also served as Chief Financial Officer from October 1982 to October 1993, and again from June 2001 to October 2001. From October 1973 through September 1978, Mr. Karman served as our Executive Vice President, Secretary and Treasurer, and, prior to that time, as Vice President-Finance and Treasurer. Mr. Karman is a director of A. Schulman, Inc.

       Donald K. Miller has been on our board of directors since 1972. Since 1999, Mr. Miller has served as Chairman of Axiom International Investor LLC, an international equity asset firm. From 1992 to 1997, Mr. Miller was Chairman of Greylock Financial Inc., a venture capital firm. Mr. Miller is also a director of Huffy Corporation and Layne Christensen Company.

       William A. Papenbrock has been on our board of directors since 1972. Mr. Papenbrock retired as partner of Calfee, Halter & Griswold LLP, a Cleveland law firm that serves as counsel to us, in December 1999. Mr. Papenbrock became a partner of the firm in 1969 and is the past Vice Chairman of the firm’s Executive Committee.

       Albert B. Ratner has been on our board of directors since 1996. Mr. Ratner has been Co-Chairman of the Board of Forest City Enterprises, Inc., a diversified real estate development corporation, since 1995.

       William B. Summers has been on our board of directors since July 2004. Mr. Summers has been Chairman of McDonald Investments, Inc., an investment banking and securities firm and a subsidiary of KeyCorp, since 1994. Mr. Summers is also a director of Developers Diversified Realty Corporation and a member of the Advisory Board of Molded Fiber Glass Companies and the Board of Executives of the New York Stock Exchange.

       Dr. Jerry Sue Thornton has been on our board of directors since 1999. Dr. Thornton has served as President of Cuyahoga Community College since 1992. Dr. Thornton is also a director of National City Corporation, American Greetings Corporation and Applied Industrial Technologies, Inc.

       Joseph P. Viviano has been on our board of directors since 2001. Mr. Viviano is the retired Vice Chairman of Hershey Foods. Prior to his retirement, Mr. Viviano served as the Vice Chairman of Hershey Foods from 1999 to 2000, and as its President and Chief Operating Officer form 1994 to 1999. Mr. Viviano is also a director of Chesapeake Corporation, Harsco Corporation, Huffy Corporation and Reynolds American Inc.

DESCRIPTION OF NOTES

       As used below in this “Description of Notes” section, the terms “note” or “notes” refer to both the initial notes and the exchange notes to be issued in the exchange offer. The initial notes were issued, and the exchange notes will be issued, under an indenture dated September 30, 2004, between RPM International Inc., as issuer, and The Bank of New York, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Copies of the indenture and the registration rights agreement are available from RPM and have been filed as exhibits to the registration statement of which this prospectus is a part.

       The notes will constitute senior debt securities under the indenture. The following summarizes the material provisions of the notes and does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. As used in this description of notes, the words “we,” “us,” “our” or “RPM” refer only to RPM International Inc. and do not include any current or future subsidiary of RPM International Inc.

General

       The notes will initially be limited to $200,000,000 aggregate principal amount. The notes will mature on October 15, 2009.

       The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in fully registered form. The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge in connection with such exchanges or transfers.

       The notes will accrue interest at a rate of 4.45% per annum from the closing date, or from the most recent interest payment date to which interest has been paid or duly provided for, and any accrued and unpaid interest (including additional interest, if any), will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2005. Interest will be paid to the person in whose name the note is registered at the close of business on April 1 or October 1 (any of which we refer to as a “record date”) immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

       We will pay the principal and interest (including additional interest, if any) on the notes at the office or agency maintained for such purpose. Unless otherwise designated by us, the office or agency maintained for such purpose will be the principal corporate trust office of the trustee. If the notes are held in global form, principal and interest (including additional interest, if any) on the notes shall be paid by wire transfer in immediately available funds in accordance with the written wire transfer instruction supplied by the holder of notes from time to time to the trustee and paying agent (if different from the trustee) at least two business days prior to the applicable record date; provided that any payment to the depositary or its nominee shall be paid by wire transfer in immediately available funds in accordance with the wire transfer instruction supplied by the depositary or its nominee from time to time to the trustee and paying agent (if different from trustee) at least two days prior to the applicable record date. With respect to notes held other than in global form, we will make payments by wire transfer of immediately available funds to the account specified by the holders thereof or, if no such account is specified with respect to a holder, by mailing a check to the holder’s address as set forth in the register of holders of notes.

       If any interest payment date or the maturity date falls on a day that is not a business day, the required payment of principal of and interest (including additional interest) and premium, if any, on the notes will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date, as the case may be, to the date of payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Further Issuances

       We may from time to time, without the consent of holders, increase the principal amount of notes by issuing additional notes in the future, on the same terms and conditions as these notes, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes as the notes offered hereby. Any additional notes would rank equally and ratably with the notes offered hereby and would be treated as a single class for all purposes under the indenture.

Ranking of the Notes

       The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. In addition, we are structured as a holding company, and we conduct all of our business operations through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

       As of November 30, 2004, we had approximately $842.1 million of total consolidated indebtedness. Of this amount, $0.1 million of secured indebtedness and approximately $4.4 million of subsidiary indebtedness are effectively senior to the notes.

Optional Redemption

       The notes may be redeemed, at our option, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the make-whole amount for the notes being redeemed,

       plus, in each case, accrued interest and unpaid interest to, but excluding, the date of redemption. We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

       “Make-whole amount” means the sum of the present values of the remaining scheduled payments of principal and interest to but excluding the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable Treasury Rate plus 20 basis points. References in this prospectus and in the indenture to premium, if any, payable in respect of the notes shall be deemed to include any sum payable on the notes as a make-whole amount in connection with any optional redemption.

       For purposes of determining the redemption price, the following definitions are applicable:

       “Treasury Rate” means, with respect to any redemption date for the notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

       “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

       “Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the H.15 Daily Update of the Federal Reserve Bank; or

•	if such release (or any successor release) is not published or does not contain prices on such business day, the Reference Treasury Dealer Quotations for such redemption date.

       “H.15 (519)” means the weekly statistical release entitled “H.15 (519) Selected Interest Rates” or any successor publication published by the Board of Governors of the Federal Reserve System.

       “H.15 Daily Update” means the daily update of H.15 (519) available through the worldwide website of the Board of Governors of the Federal Reserve System or any successor site or publication.

       “Independent Investment Banker” means Goldman, Sachs & Co., or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent banking institution of national standing appointed by us.

       “Reference Treasury Dealer” means each of Goldman, Sachs & Co. and one other primary U.S. government securities dealers in New York City selected by Goldman, Sachs & Co. and their respective successors (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefore another Primary Treasury Dealer.

       “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

       On and after the redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption (unless we default in the payment of the redemption price and accrued interest). We will give written notice of our intent to redeem the notes to noteholders by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. In the event that we elect to redeem only a portion of the notes, the notes to be redeemed shall be selected in accordance with DTC procedures, in the case of bonds represented by a global note, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of bonds that are not represented by a global note.

       Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Certain Covenants

Limitations on Liens

       The indenture will provide that we will not, and will not permit any Subsidiary to, create, assume, incur or suffer to exist any Lien other than Permitted Liens (defined below), and the exempted Liens described below upon any Principal Property or upon any shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, whether owned or leased on the date of the indenture governing the notes or thereafter acquired, to secure any Indebtedness incurred or guaranteed by us or any Subsidiary, without in any such case making effective provision whereby all of the notes outstanding (together with, if we so determine, any other Indebtedness or guarantee thereof by us ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

       “Permitted Liens” means:

(1) Liens existing on the date on which the initial notes were sold and securing Indebtedness in an aggregate principal amount not exceeding $10.0 million; provided that no increase in the amount secured thereby is permitted.

(2) Liens on our property or assets or any other property or assets of our Subsidiaries given to secure the payment of the purchase price incurred in connection with the acquisition, lease (including any Capital Lease Obligation) or construction of property (other than accounts receivable or inventory) useful and intended to be used in carrying on of our business or the businesses of our Subsidiaries, including Liens existing on such property at the time of acquisition, lease or construction thereof or improvements thereon, or Liens incurred within 180 days of such acquisition or the completion of such construction; provided that (i) the Lien shall attach solely to the property acquired, purchased, leased, constructed or improved, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by us or our Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price or Fair Market Value at the time of acquisition or construction of such property, and (iii) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the lesser of (y) the cost of the acquisition, lease or construction, as the case may be or (z) the Fair Market Value of such property.

(3) Liens on property or assets of any Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with us or any of our Subsidiaries or, at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or any of our Subsidiaries, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to our property or assets or any other property or assets of our Subsidiaries.

(4) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property).

(5) Other Liens arising in the ordinary conduct of our or our Subsidiaries’ businesses (including Liens to secure the performance by us or our Subsidiaries of bids, tenders or trade contracts for sums not yet due and payable) which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, or that is incidental to the ownership of properties and assets by us or our Subsidiaries in the ordinary conduct of our business or the business of our Subsidiaries (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), or to secure the performance by us or our Subsidiaries of statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds; provided in each case that such Liens do not, in the aggregate, materially detract from the value of our property or assets or the property or assets of our Subsidiaries or materially impair the use thereof in the operation of our business or the business of our Subsidiaries.

(6) Leases or subleases entered into by us or our Subsidiaries as either lessors or sublessors, easements, rights-of-way, restrictions and other similar charges or encumbrances (including zoning restrictions), in each case, that is incidental to the ownership of property or assets or the ordinary conduct of our business or the business of our Subsidiaries; provided that such Liens do not, in the aggregate, materially detract from the value of such property.

(7) Liens for taxes, assessments or other governmental charges which are not yet due and payable as of the date on which the initial notes were sold.

(8) Liens on receivables, leases, other financial assets, and any assets related thereto, incurred in connection with a Permitted Receivables Transaction.

Restriction on Sale-Leasebacks

       The indenture will provide that, except as described below under “Exempted Liens and Sale-Leaseback Transactions,” we will not, and will not permit any Subsidiary to, engage in the sale or transfer by us or any Subsidiary of any Principal Property to a person (other than RPM or a Subsidiary) and the taking back by us or any Subsidiary, as the case may be, of a lease of such Principal Property, unless:

(1) such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(2) we or such Subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Indebtedness.

Exempted Liens and Sale-Leaseback Transactions

       Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions and in addition to Permitted Liens otherwise permitted under the indenture, the indenture will provide that we may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property, or upon any shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, to secure Indebtedness incurred or guaranteed by us or any Subsidiary or effect any sale-leaseback transaction of a Principal Property that is not excepted by clauses (1) or (2) under the caption “Restriction On Sale-Leasebacks,” above without equally and ratably securing the notes; provided that, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Indebtedness of any Subsidiary owning or leasing any Principal Property, plus the Attributable Indebtedness from sale-leaseback transactions of Principal Property not so excepted, do not exceed 15% of our Consolidated Net Worth as of the date of determination.

Reporting Requirements

       We will agree in the indenture that, in order to render the notes eligible for resale pursuant to Rule 144A, while any of such notes remain “restricted securities” (within the meaning of Rule 144(a)(3) under the Securities Act) and are outstanding, we will make available, upon request, to any holder or owner or prospective purchaser of the notes, the information specified in Rule 144A(d)(4) with respect to RPM and its Subsidiaries, unless such information is furnished to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Certain Definitions

       Certain terms used in this section are defined in the indenture as follows:

       “Attributable Indebtedness,” means, as to any particular lease at any date as of which the amount thereof is to be determined, the total net amount of rent (discounted from the respective due dates thereof at the rate per annum set forth or implicit in the terms of such lease, compounded semi-annually) required to be paid by the lessee under such lease during the remaining term thereof. The net amount of rent required to be paid under any such lease for any such period shall be the total scheduled amount of the rent payable by the lessee with respect to such period, but may exclude amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

       “Capital Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of the indenture and the notes, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

       “Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

       “Consolidated Net Worth” means, at any time, the consolidated stockholders’ equity of RPM and its Subsidiaries calculated on a consolidated basis as of such time.

       “Fair Market Value” means, as to any property acquired by us or our Subsidiaries, the market value of such property as determined in good faith by one or more officers of RPM to whom authority to enter into the transaction has been delegated by our board of directors.

       “Funded Indebtedness” means Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

       “GAAP” means generally accepted accounting principles in the United States.

       “Guaranty” by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise, other than agreements to purchase goods at arm’s length price in the ordinary course of business) or (ii) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

       “Indebtedness” means, as to any Person (determined without duplication): (i) indebtedness of such Person for money borrowed (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of property or services, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business; (ii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether or not such obligations are contingent); (iii) Capital Lease Obligations of such Person; (iv) obligations of such Person to redeem or otherwise retire shares of capital stock of such Person; (v) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above secured by a Lien on the property of such Person, whether or not the respective obligation so secured has been assumed by such Person; and (vi) indebtedness of others of the type described in clause (i), (ii), (iii) or (iv) above Guaranteed by such Person.

       “Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

       “Permitted Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance a pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables, leases, other financial assets, and any assets related thereto, are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

       “Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       “Principal Property” means, whether owned or leased on the date of the indenture governing the notes or thereafter acquired, each manufacturing or processing plant or facility and office facilities of ours or our Subsidiaries’ located in the United States.

       “Subsidiary” means, with respect to any Person, at any date, (i) any corporation, limited liability company, partnership or other entity, the accounts of which would be consolidated with those of such Person in the Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (ii) any corporation, limited liability company, partnership or other entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partnership interests (considering all general and limited partnership interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by such Person, one or more Subsidiaries of such person, or a combination thereof.

Consolidation, Mergers or Sales of Assets

       The indenture will provide that we may not consolidate or merge with or into, or transfer, lease or convey all or substantially all of our properties or assets to another corporation, person or entity as an entirety or substantially as an entirety unless:

•	either we are the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia and the successor or purchaser expressly assumes our obligations on the notes under a supplemental indenture in a form reasonably satisfactory to the trustee;

•	in all cases, immediately after giving effect to the transaction, no default or event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with these provisions and that all conditions precedent provided in the indenture relating to such transaction have been satisfied.

       Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor person formed by such consolidation, or share exchange, or into which we are merged, or to which such sale, assignment, conveyance, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter we will be relieved of all further obligations and covenants under the indenture and the notes. It is possible that a consolidation, merger, conveyance, lease or transfer described above may be a taxable transaction to holders.

Events of Default

       Each of the following is an event of default under the indenture:

(1) default in the payment of any principal of or premium, if any, on any note when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(2) default in the payment of any interest (including additional interest, if any) on any note when due and payable, which default continues for 30 days or more;

(3) our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

(4) default by RPM or any subsidiary in the scheduled payment of principal of any indebtedness for borrowed money (after given effect to any applicable grace period) and the aggregate principal amount of such payment defaults at such time exceeds $50.0 million, or, RPM or any subsidiary defaults under any indebtedness for borrowed money, which default results in such indebtedness being accelerated or declared due and payable, and the aggregate principal amount of all indebtedness so accelerated or so declared due and payable, exceeds $50.0 million, and such acceleration or declaration has not been rescinded or annulled within a period of 10 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred;

(5) any final judgment or order for the payment of money in excess of $50.0 million, either individually or in the aggregate (net of any amounts to the extent that they are covered by insurance), shall have been rendered against us or any of our Subsidiaries and which shall not have been paid or discharged, and there shall be any period of 60 consecutive days following the entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against us or any of our Subsidiaries to exceed $50.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and

(6) certain events of bankruptcy, insolvency or reorganization affecting us.

       If an event of default (other than an event of default specified in clause (6) above) occurs and is continuing, then and in every such case the trustee, by written notice to us, or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to us and the trustee, may declare the unpaid principal of, and accrued and unpaid interest (including additional interest and defaulted interest) and premium, if any, on all the notes then outstanding to be due and payable. Upon such declaration, such principal amount and accrued and unpaid interest (including additional interest and defaulted interest) and premium, if any, will become immediately due and payable, notwithstanding anything contained in the indenture or the notes to the contrary. If any event of default specified in clause (6) above occurs, all unpaid principal of and accrued and unpaid interest (including additional interest and defaulted interest) and premium, if any, on the notes then outstanding will automatically become due and payable without any declaration or other act on the part of the trustee or any holder of notes.

       Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee a security or an indemnity satisfactory to it against any cost, expense or liability. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. If a default or event of default occurs and is continuing and is known to the trustee, the indenture requires the trustee to mail a notice of default or event of default to each holder within 90 days of the occurrence of such default or event of default. However, the trustee may withhold from the holders notice of any continuing default or event of default (except a default or event of default in the payment of principal, interest or premium, if any, on the notes) if it determines in good faith that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the notes then outstanding by written notice to the trustee may rescind any acceleration of the notes and its consequences if all existing events of default (other than the nonpayment of principal of and interest and premium, if any, on the notes that have become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission will affect any subsequent default or event of default or impair any right consequent thereto.

       A holder of notes may pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default on the notes;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding makes a written request to the trustee to pursue the remedy;

•	the holder offers to the trustee security or indemnity reasonably satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after the receipt of notice and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the notes then outstanding do not give the trustee a direction inconsistent with the request.

       This provision does not, however, affect the right of a holder of notes to sue for enforcement of the payment of the principal of or interest (including additional interest) or premium, if any, on the holder’s note on or after the respective due dates expressed in its note.

       The holders of no less than a majority in aggregate principal amount of the notes then outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except default in the payment of principal or interest or premium, if any, on the notes (other than the nonpayment of principal of and interest (including additional interest) and premium, if any, on the notes that have become due solely by virtue of an acceleration that has been duly rescinded as provided above) or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of all holders of notes then outstanding.

       We are required to deliver to the trustee annually a statement regarding compliance with the indenture and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default.

Modification

       Except as provided in the next two succeeding paragraphs, the indenture may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes).

       Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the percentage in principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or premium on, or change the stated maturity of, any note or, other than as set forth in the paragraph below, alter the provisions with respect to the redemption of the notes;

•	reduce the rate or amount of or change the time for payment of interest, including defaulted interest and additional interest, if any, on any notes;

•	waive a default or event of default in the payment of principal of or interest (including additional interest) or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes then outstanding and a waiver of the payment default that resulted from such acceleration);

•	make any note payable in money other than that stated in the indenture and the notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest (including additional interest) or premium, if any, on the notes; or

•	make any change to the abilities of holders of notes to enforce their rights under the indenture or the foregoing provisions or this provision.

       Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, defect or inconsistency or make any other changes in the provisions of the indenture which we and the trustee may deem necessary or desirable, provided such amendment does not materially and adversely affect rights of the holders of the notes under the indenture;

•	provide for the assumption of our obligations to holders of notes in the circumstances required under the indenture as described under “Consolidation, Mergers or Sales of Assets”;

•	evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

•	make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder,

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939; or

•	modify the restrictions on, and procedures for, resale and other transfers of shares pursuant to law, regulation or practice relating to the resale or transfer of restricted notes generally.

Discharge of the Indenture

       The indenture will be discharged and will cease to be of further effect, except as to surviving rights for registration of transfer or exchange of the notes and provisions as to indemnification and compensation of the trustee, when either of the following occurs:

•	all the notes authenticated and delivered have been delivered to the trustee for cancellation; or

•	all notes not delivered to the trustee for cancellation have become due and payable and we have irrevocably deposited or caused to be deposited with the trustee funds sufficient to pay or discharge the notes not previously delivered to the trustee for cancellation, and, in either event, (i) we have paid all other sums payable under the indenture; and (ii) in the event that we request that the trustee join in the execution of a document acknowledging satisfaction and discharge of the indenture, we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that we have complied with all conditions precedent under the indenture relating to its satisfaction and discharge.

Book-Entry System

       Exchange Notes will be represented by a single, permanent global note in definitive, fully registered form without interest coupons. The global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

       Investors may hold their interests in the global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

       DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the state of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing organization” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

       Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers of such beneficial interests. Ownership of beneficial interests in the global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

       So long as DTC or its nominee is the registered holder and owner of the global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture and the notes. Except as set forth below, owners of beneficial interests in the global note will not be entitled to receive notes in definitive form and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture, and, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream”).

       Payments of the principal of and interest and premium, if any, on the notes represented by the global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

       We expect that DTC or its nominee, upon receipt of any payment of principal or interest or premium, if any, in respect of the global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

       Unless and until it is exchanged in whole or in part for notes in definitive form, the global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

       Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

       Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

       Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

       We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange the global note for notes in definitive form, which it will distribute to its participants.

       Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC,

Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Securities

       Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

       The notes are exchangeable and transfers of the notes will be registrable without charge, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge in connection with such exchanges or transfers.

Same Day Settlement and Payment

       We will make payments in respect of the notes represented by the global notes (including principal and interest, including additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and any interest (including additional interest, if any) with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

The Trustee

       The Bank of New York is the trustee, transfer agent and paying agent.

       The indenture will provide that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee security and indemnity satisfactory to it.

       The indenture will contain certain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign. We have an existing commercial relationship with The Bank of New York and The Bank of New York may engage in other commercial banking transactions with us in the future. Pursuant to the Trust Indenture Act of 1939, upon the occurrence of a default with respect to the notes, The Bank of New York may be deemed to have a conflicting interest by virtue of its lending and other business relationships with us. In that event, The Bank of New York would be required to resign as trustee or eliminate the conflicting interest.

No Recourse Against Others

       None of our directors, officers, employees, stockholders or affiliates, as such, shall have any liability or any obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or the creation of such obligations. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for the notes.

Governing Law

       The indenture and notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflict of laws principles.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

       Under the terms of the indenture governing the exchange notes, the trustee could accelerate the indebtedness evidenced by the exchange notes: (i) if we default in the payment of principal on our other indebtedness and the aggregate principal amount of all indebtedness so defaulted exceeds $50.0 million or (ii) if any of our other indebtedness is accelerated and the aggregate principal amount of all indebtedness so accelerated exceeds $50.0 million and such acceleration has not been rescinded or annulled within 10 days after our receipt of a notice of default under the indenture governing the exchange notes.

       As described below, our other material indebtedness consists of indebtedness under certain senior revolving credit bank facilities, various senior note facilities issued under indentures or pursuant to private placements, a trade receivables securitization facility and a non-rated commercial paper program. The occurrence of an event of default (whether by violation of financial covenants, non-financial covenants or other terms) under the credit and note facilities and the occurrence of an early termination event under the securitization facility could result in the outstanding indebtedness under such facilities becoming immediately due and payable or immediately collectible upon the election of the holders of such indebtedness. In addition, as described below, our bank facilities, note facilities and securitization facility all contain cross default, cross acceleration or early amortization provisions which, in general, have the effect that an acceleration of indebtedness under one or more of these instruments, or, in the case of our senior bank credit facilities, an occurrence of a default that gives rise to a right to accelerate such indebtedness, could result in a default that permits the acceleration of indebtedness under all of them. Such cross default, cross acceleration and early amortization provisions in our other indebtedness are no more restrictive than the cross default provisions contained in our five-year revolving credit facility described below.

Senior Bank Credit Facilities

       We have a $330.0 million, five-year revolving credit facility with a syndicate of banks, which expires on November 19, 2009. Borrowings under the revolving credit facility are unsecured. The size of the revolving credit facility may be expanded upon our request by up to an additional $100 million, thus potentially expanding the revolving credit facility to $430 million, subject to lender approval. The revolving credit facility contains customary covenants, including but not limited to, limitations on our ability, and in certain instances, our subsidiaries’ ability, to incur liens, make acquisitions and investments, or sell or transfer assets and stock. Additionally, we may not permit our consolidated leverage ratio to exceed 0.65 to 1.0 or our consolidated interest coverage ratio to be greater than 3.5 to 1.0. Upon the occurrence of certain events of default, our obligations under the revolving credit facility may be accelerated. Such events of default include payment defaults to the bank under the credit facility, financial and non-financial covenant defaults, cross defaults to payment defaults under, acceleration of, or other defaults that permit the acceleration of, other indebtedness having an aggregate outstanding principal amount of at least $20.0 million, certain ERISA defaults, change of control and other customary defaults. As of November 30, 2004, there was no outstanding balance under the revolving credit facility.

       We also have a revolving multi-currency credit facility totaling $15.0 million with a bank, which expires on December 31, 2005 and bears interest tied to one of various rates. The revolving multi-currency credit facility contains covenants and defaults which are substantially similar to the covenants and defaults contained in the revolving credit facility which are described above. As of November 30, 2004, we had no outstanding balance under the revolving multi-currency credit facility.

Securitization Transaction

       In June 2002, we entered into a securitization transaction with several banks for certain of our subsidiaries, providing for a wholly owned special purpose entity (“SPE”) to receive investments of up to $125.0 million. This securitization is accomplished by having certain subsidiaries sell various of their accounts receivable to the SPE, and by having the SPE then transfer those receivables to a conduit administered by the banks. This securitization transaction did not constitute a form of off-balance sheet financing, and is fully reflected in our financial statements. This transaction increases our liquidity and reduces our financing costs by replacing up to $125.0 million of existing borrowings at lower interest rates. Upon the occurrence of amortization events specified in the securitization facility, the agent for the receivable purchasers may elect to require repayment of the proceeds of the receivables purchased under the facility and to terminate further purchases of receivables pursuant to the facility. The amortization events include payment defaults, financial and non-financial covenant defaults, cross defaults to defaults under other material indebtedness and other customary defaults. With respect to the financial covenants, we may not permit our consolidated leverage ratio to exceed 0.65 to 1.00 or our consolidated interest coverage ratio to be greater than 3.5 to 1. In addition, with respect to our receivables sold, we may not exceed certain specified dilution ratios, delinquency ratios and past due ratios. An election causing repayment and termination of further purchases under the securitization facility would have a liquidity effect similar to repayment of indebtedness upon acceleration. As of November 30, 2004, there was no outstanding balance under this arrangement.

Senior Convertible Notes

       In May 2003, we issued $297.0 million face value at maturity unsecured 2.75% Senior Convertible Notes (“2.75% Notes”) due May 13, 2033 as a means of refinancing. We generated net proceeds of $146 million from the sale of the 2.75% Notes. The 2.75% Notes are convertible into 8,034,355 shares of our common stock at a price of $18.68 per share, subject to adjustments, during any fiscal quarter for which the closing price of our common stock is greater than $22.41 per share for a defined duration of time. The 2.75% Notes are also convertible during any period in which our credit rating is below a specified level, or if specified corporate transactions have occurred. The 2.75% Notes are redeemable by us at the option of the holder for the issuance price plus accrued original issue discount in May 2008, 2013, 2018, 2023, 2028 and 2033 payable in cash, common stock or a combination thereof. We also may redeem all or a portion of the 2.75% Notes for cash on or after May 13, 2008. Interest on the 2.75% Notes is payable at a rate of 2.75% beginning November 13, 2003 until May 13, 2008, depending upon the market price of the 2.75% Notes. After that date, cash interest will only accrete and will not be paid prior to maturity, subject to certain contingencies. The 2.75% Notes do not contain financial covenants. Upon the occurrence of certain events of default, our obligations under the 2.75% Notes may be accelerated. Such events of default include payment defaults under the 2.75% Notes, non-financial covenant defaults, cross defaults to payment defaults under or the acceleration of a specified amount of our other indebtedness and other customary defaults.

Senior Notes

       In December 2003, we issued and sold $200.0 million of 6.25% Senior Notes due 2013 as a means of refinancing. The notes were offered to qualified institutional buyers under Rule 144A and to person outside the United State under Regulation S. The entire net proceeds of $197 million from this offering were used to repay in full the $128.0 million of the then-outstanding borrowings under our $500.0 million revolving credit facility and $69.0 million of the then-outstanding $72.0 million balance under our asset securitization program. On July 13, 2004, we completed an exchange offer pursuant to which holders exchanged the initial notes for notes registered under the Securities Act. The notes contain customary covenants including, but not limited to, limitations on our ability and our subsidiaries’ ability to incur liens or to engage in certain sale-leaseback transactions. The notes do not contain financial covenants. Upon the occurrence of certain events of default, our obligations under the notes may be accelerated. Such events of default include payment defaults under the notes, non-financial covenant defaults, cross defaults to payment defaults under or the acceleration of a specified amount of our other indebtedness and other customary defaults.

       In November 2001, we issued and sold $30.0 million aggregate principal amount of 7.3% Senior Unsecured Notes due 2008 and $10.0 million aggregate principal amount of 6.61% Senior Unsecured Notes due 2006. The notes contain customary covenants, including but not limited to certain limitations on our ability and, in certain instances, our subsidiaries’ ability to incur liens, enter into mergers or consolidations, or sell or transfer assets or stock. Additionally, we must (a) maintain, for each completed fiscal year, consolidated net worth at an amount not less than the sum of $500 million plus 25% of our consolidated net income, (b) not at any time permit the ratio of our consolidated adjusted debt to our consolidated total capitalization to exceed 60%, (c) not at any time permit the ratio of our consolidated debt to our consolidated total capitalization to exceed 65%, and (d) not permit our fixed charge coverage ratio as of the end of any fiscal quarter to be less than 3.5 to 1.0. In addition to causing a default, the occurrence of a change of control or any event giving rise to a repurchase obligation or an acceleration of our other indebtedness in an amount specified in the notes will give rise to a put option in the holders of the notes. Upon the occurrence of certain events of default, our obligations under the notes may be accelerated. Such events of default include payment defaults under the notes, financial and non-financial covenant defaults, cross defaults to payment defaults under or the acceleration of a specified amount of our other indebtedness and other customary defaults. We also issued at that time $15.0 million aggregate principal amount of 6.12% Senior Unsecured Notes due 2004, which were repaid on November 15, 2004 using a portion of the proceeds from our September 2004 offering of the initial notes.

       In March 1998, we issued and sold $100.0 million aggregate principal amount of Senior Unsecured Notes due 2008. The notes bear interest at the three month LIBOR rate. The notes contain customary covenants including, but not limited to, limitations on our ability to enter into mergers or consolidations, or certain asset sales. The notes do not contain any financial covenants. Upon the occurrence of certain events of default, our obligations under the notes may be accelerated. Such events of default include payment defaults under the notes, non-financial covenant defaults, cross defaults to payment defaults under or the acceleration of a specified amount of our other indebtedness and other customary defaults.

       In June 1995, we issued and sold $150.0 million aggregate principal amount of 7.0% Senior Unsecured Notes due 2005. The notes contain customary covenants including, but not limited to, limitations on our ability to enter into mergers or consolidations, or certain asset sales. The notes do not contain any financial covenants. Upon the occurrence of certain events of default, our obligations under the notes may be accelerated. Such events of default include payment defaults under the notes, non-financial covenant defaults, cross defaults to payment defaults under or the acceleration of a specified amount of our other indebtedness and other customary defaults.

       We also have other notes and mortgages payable at various rates of interest due in installments through 2011, a portion of which are secured by property. As of November 30, 2004, we had $4.4 million outstanding under these other notes and mortgages payable.

Commercial Paper Program

       In May 2003, we established a $200.0 million non-rated commercial paper program under which borrowings are unsecured and are issued for terms of 270 days or less. As of November 31, 2004, there was $1.0 million outstanding, at a weighted average interest rate of 2.28%, under this commercial paper program, the proceeds of which were used to reduce the outstanding balance on our revolving credit facility. Our $330.0 million, five-year revolving credit facility is available to back up our commercial paper program to the extent it is not drawn upon.

THE EXCHANGE OFFER

       In a registration rights agreement among RPM International Inc. and the initial purchasers of the initial notes, we agreed:

(1) to file a registration statement on or prior to January 28, 2005 with respect to an offer to exchange the initial notes for a new issue of notes, with terms substantially the same as of the initial notes but registered under the Securities Act;

(2) to use our reasonable best efforts to cause the registration statement to be declared effective by the SEC on or prior to March 29, 2005; and

(3) use our reasonable best efforts to consummate the exchange offer on or prior to the 45th calendar day after the exchange offer registration statement is declared effective by the SEC.

       The registration rights agreement provides that, if we fail to consummate the exchange offer on or prior to the 45th calendar day after the exchange offer registration statement is declared effective by the SEC we will be required to pay additional interest on the initial notes over and above the regular interest on the notes. Once we complete this exchange offer, we will no longer be required to pay additional interest on the initial notes.

       The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of initial notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Initial Notes

       This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange initial notes that are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us initial notes as provided below, our acceptance of the initial notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $1,000 principal amount of initial notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of exchange notes.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the initial notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of initial notes at their addresses listed in the trustee’s security register with respect to the initial notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , ; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $200,000,000 in aggregate principal amount of initial notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered.

•	Our obligation to accept initial notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any initial notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all initial notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any initial notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly upon the expiration or termination of the exchange offer, as applicable.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any initial notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied or waived prior to expiration of the exchange offer. All conditions of the exchange offer, other than those subject to government approval, will be satisfied or waived prior to expiration of the exchange offer. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the initial notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of initial notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Initial notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “Resale of the Exchange Notes.”

Important Rules Concerning The Exchange Offer

       You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of initial notes tendered for exchange will be determined by us in our sole reasonable discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular initial notes not properly tendered or to not accept any particular initial notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular initial notes either before or after the expiration date, including the right to waive any defect or irregularity in connection with the tender of any holder who seeks to tender initial notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of initial notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine. To the extent we agree to waive any condition of the exchange offer, we will waive that condition for all holders of the initial notes.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular initial notes prior to the expiration date shall be final and binding on all parties.

•	Neither RPM International Inc., the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of initial notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Initial Notes

What to submit and how

       If you, as the registered holder of initial notes, wish to tender your initial notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York, at the address set forth below under “Exchange Agent” on or prior to the expiration date.

       In addition,

(1) certificates for initial notes must be received by the exchange agent along with the letter of transmittal, or

(2) a timely confirmation of a book-entry transfer of initial notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

(3) you must comply with the guaranteed delivery procedures described below.

       The method of delivery of initial notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or initial notes should be sent to us.

How to sign your letter of transmittal and other documents

       Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the initial notes being surrendered for exchange are tendered

(1) by a registered holder of the initial notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

(2) for the account of an eligible institution.

       If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be guaranteed by an “eligible guarantor institution” meeting the requirements of the exchange agent, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or

such other “signature guarantee program” as may be determined by the exchange agent in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act.

       If the letter of transmittal or any initial notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

       Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly upon the expiration date, all initial notes properly tendered and will issue the exchange notes promptly after expiration of the exchange offer. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

       In all cases, we will issue exchange notes in exchange for initial notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for initial notes, or

•	a timely book-entry confirmation of transfer of initial notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

       If we do not accept any tendered initial notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing initial notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged initial notes without expense to the tendering holder or, in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged initial notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer, as applicable.

Book-Entry Transfer

       The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes by causing DTC to transfer initial notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the initial notes so tendered will only be made after timely confirmation of book-entry transfer of initial notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering initial notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

       Although delivery of initial notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “Exchange Agent” on or prior to the expiration date.

       If your initial notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your notes of your intention to tender your initial notes or not tender your initial notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

       If you are a registered holder of initial notes and you want to tender your initial notes but your initial notes are not immediately available, or time will not permit your initial notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

(1) the tender is made through an eligible institution,

(2) prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of initial notes;

•	the amount of initial notes tendered; and

•	the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered initial notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent; and

(3) the certificates for all physically tendered initial notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

       You can withdraw your tender of initial notes at any time on or prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the initial notes to be withdrawn;

•	the initial notes to be withdrawn;

•	the principal amount of the initial notes to be withdrawn;

•	if certificates for the initial notes have been delivered to the exchange agent, the name in which the initial notes are registered, if different from that of the withdrawing holder;

•	if certificates for the initial notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution; and

•	if initial notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at

DTC to be credited with the withdrawn initial notes and otherwise comply with the procedures of that facility.

       Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any initial notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer. If you have properly withdrawn initial notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Initial notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

       Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any initial notes and may terminate or amend the exchange offer, if at any time before the acceptance of initial notes for exchange or the exchange of the exchange notes for initial notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC. We will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for any initial notes if there is a threatened or pending action in any court or before a governmental agency with respect to the exchange offer that may impair our ability to proceed with the exchange offer. In addition, we will not accept for exchange any initial notes tendered, and no exchange notes will be issued in exchange for any initial notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

       The above condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights that we may assert at any time prior to the expiration of the exchange offer.

Exchange Agent

       The Bank of New York has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

The Bank of New York

Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, New York 10286
Attention: Enrique Lopez
Facsimile: (212) 298-1915

To Confirm by Telephone

or for Information:
(212) 815-2742

       Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

       The principal solicitation is being made by mail; however, additional solicitation may be made by electronic mail, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

       Expenses incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us.

Transfer Taxes

       Holders who tender their initial notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that initial notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the Exchange Notes

       Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes will in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

       However, any purchaser of initial notes who is an “affiliate” of RPM International Inc. or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

(1) will not be able to rely on the interpretation of the staff of the SEC,

(2) will not be able to tender its initial notes in the exchange offer, and

(3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

       By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of the initial notes will represent that:

(1) it is not our “affiliate” as such term is defined in Rule 405 promulgated under the Securities Act;

(2) any exchange notes to be received by it were acquired in the ordinary course of its business; and

(3) it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the exchange notes.

       In addition, in connection with any resales of exchange notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the initial notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of exchange notes.

Consequences of Failing to Exchange Initial Notes

       Holders who desire to tender their initial notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities with respect to the tenders of initial notes for exchange.

       Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the initial notes and the existing restrictions on transfer set forth in the legend on the initial notes and in the offering circular, dated September 27, 2004, relating to the initial notes. Except in limited circumstances with respect to the specific types of holders of initial notes, we will have no further obligation to provide for the registration under the Securities Act of such initial notes. In general, initial notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not anticipate that we will take any further action to register the untendered initial notes under the Securities Act or under any state securities laws.

       Upon completion of the exchange offer, holders of the initial notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Initial notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture relating to the initial notes and the exchange notes. Holders of the exchange notes and any initial notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

PLAN OF DISTRIBUTION

       Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of exchange notes received by it in exchange for initial notes.

       We will not receive any proceeds from any sale of exchange notes.

       Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes; or

•	a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

       Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

       Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those exchange notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

       For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

       The following is a summary of material United States federal income tax consequences of the exchange offer to holders of the initial notes. The summary does not address all aspects of the United States federal income taxation that may be relevant to holders of initial notes or exchange notes in light of their particular circumstances or to holders subject to special rules, and it does not address the effects of any state, local or foreign tax laws. The summary is not intended to be, nor should it be construed as being, legal or tax advice. Prospective purchasers should consult their own tax advisors with respect to their particular circumstances.

       The summary does not consider the aspects of the ownership and disposition of the initial notes or the exchange notes. A discussion of the U.S. federal income tax consequences of holding and disposing of the notes is contained in the offering memorandum with respect to the initial notes.

       The following summary deals only with notes held as capital assets by purchasers at the issue price who are United States holders and are not with special classes of holders, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding notes as part of a hedge, conversion, constructive sale transaction, straddle or other risk reduction strategy, and persons whose functional currency is not the U.S. dollar. Persons considering the purchase of notes should consult their own tax advisors concerning these matters and as to the tax treatment under foreign, state and local tax laws and regulations. We cannot provide any assurance that the Internal Revenue Service will not challenge the conclusions stated below. We have not sought and will not seek a ruling from the IRS on any of the matters discussed below.

       This summary is based upon the Internal Revenue Code of 1986, Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Changes in this area of law may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a United States holder of notes. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the exchange of initial notes for the exchange notes may differ from the treatment described below.

       The exchange of initial notes for the exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result:

•	a holder will not recognize taxable gain or loss as a result of exchanging initial notes for the exchange notes under the terms of the exchange offer;

•	the holder’s holding period of the exchange notes will include the holding period of the initial notes exchanged for the exchange notes; and

•	a holder’s adjusted tax basis in the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the initial notes exchanged for the exchange notes.

LEGAL MATTERS

       The validity of the exchange notes offered by us will be passed upon for us by Calfee, Halter & Griswold LLP, 1400 McDonald Investment Center, 800 Superior Avenue, Cleveland, Ohio 44114. In rendering its opinion, Calfee, Halter & Griswold LLP will rely on the opinion of Shearman & Sterling LLP with respect to matters of New York law.

INDEPENDENT ACCOUNTANTS

       The consolidated financial statements and schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended May 31, 2004 have been audited by Ciulla, Smith & Dale, LLP, independent registered public accounting firm, as stated in their report thereto. We are the only public SEC reporting company for whom Ciulla, Smith & Dale, LLP is engaged to provide audit services.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification Of Directors And Officers

       Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

       Section 102(b)(7) of the DGCL permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty. Specifically, this section provides that a director of a corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Accordingly, Article VIII of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL, no director of RPM will be personally liable to us or stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director.

       Article IX of the Certificate of Incorporation provides in part that the Registrant shall indemnify any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of RPM, or is or was serving at our request, as a director, officer, employee or agent of certain other entities, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

       Both the DGCL and Article IX of the Certificate of Incorporation provide that we may maintain insurance to cover losses incurred pursuant to liability of directors and officers of RPM. We have purchased a Directors and Officers Liability Insurance Policy, which insures the directors and officers against certain liabilities that might arise in connection with their respective positions with RPM.

       We have entered into Indemnification Agreements with each of our directors and officers providing for additional indemnification protection beyond that provided by the Directors and Officers Liability Insurance Policy. In the Indemnification Agreements, we have agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the provisions of the Certificate of Incorporation, the DGCL, or by any amendment(s) thereto.

Item 21.	Exhibits and Financial Statement Schedules

       See Exhibit Index.

Item 22.	Undertakings

       (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on this 8th day of March, 2005.

RPM INTERNATIONAL INC.

By:	/s/ P. KELLY TOMPKINS

P. Kelly Tompkins

Senior Vice President, General Counsel and Secretary

       Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to the registration statement has been signed by the following persons in the capacities indicated on this 8th day of March, 2005.

Signature	Title

* Frank C. Sullivan	President, Chief Executive Officer and a Director (Principal Executive Officer)

/s/ ROBERT L. MATEJKA Robert L. Matejka	Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

* Thomas C. Sullivan	Chairman of the Board of Directors

* Dr. Max D. Amstutz	Director

* Edward B. Brandon	Director

* Bruce A. Carbonari	Director

* James A. Karman	Director

* Donald K. Miller	Director

* William A. Papenbrock	Director

* Albert B. Ratner	Director

* William B. Summers, Jr.	Director

Signature	Title

* Dr. Jerry Sue Thornton	Director

* Joseph P. Viviano	Director

* P. Kelly Tompkins by signing his name hereto, does hereby execute this amendment no. 2 to the registration statement on behalf of the directors and officers of RPM International Inc. indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers, which are filed with the Securities and Exchange Commission on behalf of such directors and officers.

/s/ P. KELLY TOMPKINS P. Kelly Tompkins Attorney-in-fact

RPM INTERNATIONAL INC.

Exhibit Index

Exhibit No.		Description of Exhibit

3.1		Amended and Restated Certificate of Incorporation of the Registrant, which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002

3.2		Amended and Restated By-Laws of the Registrant, which are incorporated herein by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-101501), as filed with the Commission on November 27, 2002

4.1		Indenture dated as of September 30, 2004 between the Registrant, as issuer, and The Bank of New York, as trustee, which is incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on September 30, 2004

4.2		Registration Rights Agreement dated as of September 30, 2004 between the Registrant and Goldman, Sachs & Co, which is incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on September 30, 2004

4.3		Form of 4.45% Senior Note Due 2009, which is incorporated herein by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on September 30, 2004

5.1		Opinion of Calfee, Halter & Griswold LLP

5.2		Opinion of Shearman & Sterling LLP

10.1		Purchase Agreement dated as of September 27, 2004 among the Registrant, Goldman, Sachs & Co. and each of the Initial Purchasers named in Schedule A to the Purchase Agreement, which is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on September 30, 2004

12.1		Statement regarding computation of ratio of earnings to fixed charges**

23.1		Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1)

23	.2.1	Consent of Ciulla, Smith & Dale LLP

23	.2.2	Consent of Ciulla, Smith & Dale LLP

23.3		Consent of Shearman & Sterling LLP (included in Exhibit 5.2)

24.1		Power of Attorney**

25.1		Statement of Eligibility of The Bank of New York, as Trustee, on Form T-1**

99.1		Form of Letter of Transmittal**

99.2		Form of Notice of Guaranteed Delivery**

99.3		Form of Letter to Clients**

99.4		Form of Letter to Nominees**

99.5		Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner**

**	Previously filed.

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